As filed with the Securities and Exchange Commission on May 3, 2007.

Registration Statement No. 333-141698

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HEALTHSOUTH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	8062	63-0860407
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One HealthSouth Parkway

Birmingham, Alabama 35243

(205) 967-7116

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John P. Whittington

Executive Vice President, General Counsel and Corporate Secretary

HealthSouth Corporation

One HealthSouth Parkway

Birmingham, Alabama 35243

(205) 967-7116

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Robert B. Pincus, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Rodney Square, P.O. Box 636 Wilmington, Delaware 19899-0636 (302) 651-3000	Richard B. Aftanas, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036-6522 (212) 735-3000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in its Charter and Address, Including Zip Code, and Telephone Number, Including Area Code of Registrant’s Principal Executive Offices*	State or other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Advantage Health, LLC	Delaware	8069	04-2772046
Advantage Health Development Corp.	Massachusetts	8069	63-1105930
Advantage Health Harmarville Rehabilitation Corporation	Pennsylvania	8069	52-1960506
ASC Network Corporation	Delaware	8011	95-438431
Baton Rouge Rehab, Inc.	Delaware	8069	74-2478651
Beaumont Rehab Associates Limited Partnership	Delaware	8069	25-1656648
Chiron, Inc.	Nevada	8011	88-0122716
CMS Development and Management Company, Inc.	Delaware	8069	25-1570583
CMS Jonesboro Rehabilitation, Inc.	Delaware	8069	62-1347455
CMS Topeka Rehabilitation, Inc.	Delaware	8069	74-2498820
Collin County Rehab Associates Limited Partnership	Delaware	8069	25-1661222
Continental Medical of Arizona, Inc.	Delaware	8069	25-1622263
Continental Medical Systems, Inc.	Delaware	8069	72-1051812
Continental Rehabilitation Hospital of Arizona, Inc.	Delaware	8069	25-1622264
Diagnostic Health Corporation	Delaware	8071	63-1059483
HEALTHSOUTH Bakersfield Rehabilitation Hospital Limited Partnership	Alabama	8069	63-1184845
HEALTHSOUTH Diagnostic Center of Colorado Springs Limited Partnership	Alabama	8071	72-1383580
HEALTHSOUTH Diagnostic Centers of Tennessee Limited Partnership	Alabama	8071	63-1184829
HEALTHSOUTH Diagnostic Centers of Texas Limited Partnership	Alabama	8071	63-1184833
HEALTHSOUTH Diagnostic Centers, Inc.	Alaska	8071	63-1184671
HEALTHSOUTH LTAC of Sarasota, Inc.	Delaware	8069	63-1283287
HEALTHSOUTH Medical Center, Inc.	Alabama	8062	63-0872396
HEALTHSOUTH Meridian Point Rehabilitation Hospital Limited Partnership	Alabama	8049	63-1184846
HEALTHSOUTH Northern Kentucky Rehabilitation Hospital Limited Partnership	Alabama	8069	63-1184835
HEALTHSOUTH of Alexandria, Inc.	Delaware	8069	48-1266084
HEALTHSOUTH of Altoona, Inc.	Delaware	8069	63-1105927
HEALTHSOUTH of Austin, Inc.	Delaware	8069	63-1105908
HEALTHSOUTH of Charleston, Inc.	Delaware	8069	63-1106610
HEALTHSOUTH of Dothan, Inc.	Alabama	8069	63-1097851
HEALTHSOUTH of East Tennessee, LLC	Delaware	8069	63-1028003
HEALTHSOUTH of Erie, Inc.	Delaware	8069	63-1105904
HEALTHSOUTH of Fort Smith, Inc.	Delaware	8069	63-1105919
HEALTHSOUTH of Ft. Lauderdale Limited Partnership	Alabama	8069	63-1134714
HEALTHSOUTH of Henderson, Inc.	Delaware	8069	63-1262946
HEALTHSOUTH of Houston, Inc.	Delaware	8069	63-1105909
HEALTHSOUTH of Largo Limited Partnership	Alabama	8069	63-1134645
HEALTHSOUTH of Mechanicsburg, Inc.	Delaware	8069	63-1105923
HEALTHSOUTH of Midland, Inc.	Delaware	8069	63-1105911
HEALTHSOUTH of Montgomery, Inc.	Alabama	8069	63-1106107
HEALTHSOUTH of New Mexico, Inc.	New Mexico	8069	63-0923407
HEALTHSOUTH of Nittany Valley, Inc.	Delaware	8069	63-1105924

Exact Name of Registrant as Specified in its Charter and Address, Including Zip Code, and Telephone Number, Including Area Code of Registrant’s Principal Executive Offices*	State or other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
HEALTHSOUTH of Pittsburgh, Inc.	Delaware	8069	63-1105926
HEALTHSOUTH of Reading, Inc.	Delaware	8069	72-1397929
HEALTHSOUTH of San Antonio, Inc.	Delaware	8069	63-1105930
HEALTHSOUTH of Sarasota Limited Partnership	Alabama	8069	63-1134650
HEALTHSOUTH of Sewickley, Inc.	Delaware	8069	63-1227357
HEALTHSOUTH of South Carolina, Inc.	Delaware	8069	63-0974715
HEALTHSOUTH of Spring Hill, Inc.	Delaware	8069	63-1244181
HEALTHSOUTH of Tallahassee Limited Partnership	Alabama	8069	63-1134713
HEALTHSOUTH of Texarkana, Inc.	Delaware	8069	63-1105916
HEALTHSOUTH of Texas, Inc.	Texas	8069	63-0923506
HEALTHSOUTH of Toms River, Inc.	Delaware	8069	63-1105897
HEALTHSOUTH of Treasure Coast, Inc.	Delaware	8069	63-1105921
HEALTHSOUTH of Utah, Inc.	Delaware	8069	63-1105917
HEALTHSOUTH of York, Inc.	Delaware	8069	63-1105925
HEALTHSOUTH of Yuma, Inc.	Delaware	8069	95-4895912
HEALTHSOUTH Properties, LLC	Delaware	8011	63-1133453
HEALTHSOUTH Real Property Holding, LLC	Delaware	8011	63-1044004
HEALTHSOUTH Rehabilitation Center of New Hampshire, Ltd.	Alabama	8069	63-1102594
HEALTHSOUTH Rehabilitation Center, Inc.	South Carolina	8069	57-0775688
HEALTHSOUTH Rehabilitation Hospital of Arlington Limited Partnership	Alabama	8069	63-1184844
HEALTHSOUTH Rehabilitation Hospital of Odessa, Inc.	Delaware	8069	33-1039783
HEALTHSOUTH Rehabilitation Institute of Tucson, LLC	Alabama	8069	63-1184847
HEALTHSOUTH S.C. of Portland, Inc.	Delaware	8011	94-3418398
HEALTHSOUTH S.C. of Scottsdale-Bell Road, Inc.	Delaware	8011	63-1190153
HEALTHSOUTH Specialty Hospital, Inc.	Texas	8082	63-1114772
HEALTHSOUTH Sub-Acute Center of Mechanicsburg, Inc.	Delaware	8069	63-1105903
HEALTHSOUTH Surgery Center of Fairfield, Inc.	Delaware	8011	63-1176243
HEALTHSOUTH Surgery Centers-West, Inc.	Delaware	8011	68-0282268
HEALTHSOUTH Surgical Center of Tuscaloosa, Inc.	Alabama	8011	63-1138507
HEALTHSOUTH Valley of the Sun Rehabilitation Hospital Limited Partnership	Alabama	8069	63-1184848
HSC of Beaumont, Inc.	Tennessee	8011	62-150273
HVPG of California, Inc.	California	8011	33-0044383
Lakeland Physicians Medical Building, Inc.	Mississippi	8011	75-2261520
Lakeshore System Services of Florida, Inc.	Florida	8069	63-1119356
Lakeview Rehabilitation Group Partners	Kentucky	8069	25-1573943
Little Rock-SC, Inc.	Arkansas	8011	74-2397267
National Imaging Affiliates, Inc.	Delaware	8071	74-2627497
National Surgery Centers, Inc.	Delaware	8011	36-3549627
Neuro Imaging Institute, Inc.	Florida	8071	59-3387335
New England Rehabilitation Hospital, Inc.	Massachusetts	8069	04-2443258
New England Rehabilitation Management Co., Inc.	New Hampshire	8069	02-0393832
North Louisiana Rehabilitation Center, Inc.	Louisiana	8069	72-1091113
Northeast Surgery Center, Ltd.	Texas	8011	76-0428226
NSC Connecticut, Inc.	Connecticut	8011	06-1492451
NSC Houston, Inc.	Texas	8011	76-0509159

Exact Name of Registrant as Specified in its Charter and Address, Including Zip Code, and Telephone Number, Including Area Code of Registrant’s Principal Executive Offices*	State or other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
NSC Seattle, Inc.	Washington	8011	91-1553479
Rebound, LLC	Delaware	8069	62-1178229
Rehab Concepts Corp.	Delaware	8049	25-1650793
Rehabilitation Hospital Corporation of America, Inc.	Delaware	8069	23-2655290
Rehabilitation Hospital of Colorado Springs, Inc.	Delaware	8069	25-1612420
Rehabilitation Hospital of Nevada - Las Vegas, Inc.	Delaware	8069	25-1694347
Rehabilitation Hospital of Nevada - Las Vegas, L.P.	Delaware	8069	25-1693810
Rehabilitation Hospital of Plano, Inc.	Texas	8069	25-1612423
Rehabilitation Institute Of Western Massachusetts, Inc.	Massachusetts	8069	04-2987822
Sarasota LTAC Properties, LLC	Florida	8069	20-0978999
SCA - Roseland, Inc.	New Jersey	8011	62-1510206
SCA-Dalton, Inc.	Tennessee	8011	71-0923702
SCA-Shelby Development Corp.	Tennessee	8011	62-1179532
SelectRehab, Inc.	Delaware	8069	25-1649024
Sherwood Rehabilitation Hospital, Inc.	Delaware	8069	25-1604215
Southeast Texas Rehabilitation Hospital, Inc.	Texas	8069	25-1595744
Southern Arizona Regional Rehabilitation Hospital, L.P.	Delaware	8069	25-1654947
Surgery Center Holding Corporation	Delaware	8011	62-1739361
Surgical Care Affiliates, Inc.	Delaware	8011	62-1149229
Surgical Health Corporation	Delaware	8011	58-1941168
Surgicare of Huntsville, Inc.	Alabama	8011	75-2305255
Surgicare of Laguna Hills, Inc.	California	8011	75-2501088
Tarrant County Rehabilitation Hospital, Inc.	Texas	8069	25-1587575
Terre Haute Regional Rehabilitation Hospital, L.P.	Delaware	8069	25-1675783
Terre Haute Rehabilitation Hospital, Inc.	Delaware	8069	25-1672916
Tyler Rehabilitation Hospital, Inc.	Texas	8069	25-1667731
Western Medical Rehab Associates, L.P.	Delaware	8069	33-0695017
Western Neuro Care, Inc.	Delaware	8069	25-1572589

*	All Registrants have the following principal executive offices:
c/o	HealthSouth Corporation
One	HealthSouth Parkway
Birmingham,	Alabama 35243
(205)	967-7116

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy, these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 3, 2007

PROSPECTUS

HealthSouth Corporation

OFFER TO EXCHANGE

$375 million aggregate principal amount of Floating Rate Senior Notes due 2014 in exchange for $375 million aggregate principal amount of Floating Rate Senior Notes due 2014, which have been registered under the Securities Act of 1933, as amended

AND

$625 million aggregate principal amount of 10.75% Senior Notes due 2016 in exchange for $625 million aggregate principal amount of 10.75% Senior Notes due 2016, which have been registered under the Securities Act of 1933, as amended

In this prospectus we refer to the Floating Rate Senior Notes due 2014 (the “Floating Rate Notes”) and the 10.75% Senior Notes due 2016 (the “Fixed Rate Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”) as the “Exchange Notes,” and we refer to the Floating Rate Notes and the Fixed Rate Notes that have not been registered under the Securities Act as the “Restricted Notes”.

The Exchange Offer will expire at 5:00 p.m., New York City time, on June 7, 2007,

unless earlier terminated or extended by us.

Terms of the Exchange Offer:

•	We will exchange Exchange Notes for all outstanding Restricted Notes that are validly tendered and not withdrawn prior to the expiration or termination of the Exchange Offer.

•	You may withdraw tenders of Restricted Notes at any time prior to the expiration or termination of the Exchange Offer.

•

The terms of the Exchange Notes are substantially identical to those of the Restricted Notes, except that the issuance of the Exchange Notes has been registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Notes do not apply to the Exchange Notes.

•

The exchange of Restricted Notes for Exchange Notes will not be a taxable transaction for United States federal income tax purposes, but you should see the discussion under the caption “Certain U.S. Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the Exchange Offer.

•

We issued the Restricted Notes in a transaction not requiring registration under the Securities Act and, as a result, their transfer is restricted. We are conducting the Exchange Offer to satisfy your registration rights, as a holder of the Restricted Notes.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes where such Exchange Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the closing of this Exchange Offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

There is no established trading market for the Exchange Notes. We have not applied, and do not currently intend to apply, to list the Exchanged Notes on any securities exchange.

See “ Risk Factors” beginning on page 11 for certain risks incorporated herein by reference and discussed herein that you should consider prior to tendering your Restricted Notes for exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2007.

ABOUT THIS PROSPECTUS

In this prospectus, unless otherwise stated, “HealthSouth,” “the company,” “we,” “us” and “our” refer to HealthSouth Corporation and its subsidiaries.

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. Copies of this information are available, without charge to any person to whom this prospectus is delivered, upon written or oral request to:

HealthSouth Corporation

One HealthSouth Parkway

Birmingham, Alabama 35243

Attn: Investor Relations

(205) 967-7116

In order to obtain timely delivery, you must request the information no later than May 31, 2007, which is five business days before the expiration date of the Exchange Offer.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance, or our projected business results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “targets,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. Actual events or results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by us include:

•

each of the factors discussed in under the heading Risk Factors, starting on page 11 of this prospectus or incorporated herein by reference, including the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended by our Form 10-K/A filed with the SEC on March 22, 2007;

•	the outcome of our plan to reposition our primary focus on the post-acute care sector, including the results of our attempts to divest our surgery centers, outpatient and diagnostic divisions;

i

•	changes or delays in or suspension of reimbursement for our services by governmental or private payors;

•	changes in the regulations of the health care industry at either or both of the federal and state levels;

•	changes in reimbursement for health care services we provide;

•	competitive pressures in the health care industry and our response to those pressures;

•	our ability to obtain and retain favorable arrangements with third-party payors;

•	our ability to attract and retain nurses, therapists, and other health care professionals in a highly competitive environment with often severe staffing shortages; and

•	general conditions in the economy and capital markets.

The cautionary statements referred to in this section also should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We undertake no duty to update these forward-looking statements, even though our situation may change in the future. Furthermore, we cannot guarantee future results, events, levels of activity, performance, or achievements.

ii

SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision.

Our Company

HealthSouth is the largest provider of rehabilitative health care and ambulatory surgery services in the United States, with 978 facilities and approximately 33,000 full- and part-time employees as of December 31, 2006. We provide these services through a national network of inpatient and outpatient rehabilitation facilities, diagnostic centers, and other health care facilities. Shares of our common stock began trading on the New York Stock Exchange on October 26, 2006 under the ticker symbol “HLS”.

This prospectus relates to the exchange of Exchange Notes for all outstanding Restricted Notes that are validly tendered and not withdrawn prior to the expiration or termination of the Exchange Offer. The terms of the Exchange Notes are substantially identical to those of the Restricted Notes, except that the issuance of the Exchange Notes has been registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Notes do not apply to the Exchange Notes. The exchange of Restricted Notes for Exchange Notes will not be a taxable transaction for United States federal income tax purposes, but you should see the discussion under the caption “Certain U.S. Federal Income Tax Considerations” for more information. We will not receive any proceeds from the Exchange Offer.

We issued the Restricted Notes in a transaction not requiring registration under the Securities Act and, as a result, their transfer is restricted. We are making the Exchange Offer to satisfy the registration rights of the holders of the Restricted Notes. Each broker or dealer that receives Exchange Notes for its own account in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution”.

HealthSouth was incorporated under the laws of the State of Delaware. Our principal executive offices are located at One HealthSouth Parkway, Birmingham, Alabama 35243, and our telephone number is (205) 967-7116. Our Internet website address is www.healthsouth.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the Exchange Notes.

Significant Recent Events

On March 12, 2007, the Company announced it had amended its existing Senior Secured Credit Facilities to lower the applicable interest rates and modify certain other covenants. The amendment and related supplement reduce the interest rate on the Term Loan B to LIBOR plus 2.5%, as well as reduce the applicable participation rate on the Tranche A letter of credit facility to 2.5%. The amendment also gives the Company the appropriate approvals for its divestiture activities.

On March 25, 2007, we entered into a Stock Purchase Agreement with ASC Acquisition LLC (“ASC”), a Delaware limited liability company and newly-formed affiliate of TPG Partners V, L.P. (“TPG”), pursuant to which ASC will acquire our surgery centers division for approximately $945 million. The purchase price consists of cash consideration of $920 million, subject to certain adjustments, and an equity interest whereby we will have an option to acquire 5% of ASC’s primary shares acquired by TPG at closing at an exercise price that will escalate at 15% annually, which option is estimated to be worth between $25 and $30 million assuming a five-year horizon. The closing of the transactions is subject to the satisfaction of closing conditions set forth in the Stock Purchase Agreement, including certain regulatory and other approvals. The closing is anticipated to occur in the third quarter of 2007.

On April 19, 2007, the Company entered into a definitive agreement with The Gores Group (“Gores”), a private equity firm, pursuant to which Gores will acquire the Company’s diagnostic division for approximately $47.5 million. The transaction is expected to be completed by the end of June or early in the third quarter of 2007 and is subject to customary closing conditions, including regulatory approval.

On May 1, 2007, the Company consummated the transactions contemplated by the previously reported Stock Purchase Agreement with Select Medical Corporation (“Select”), a privately owned operator of specialty hospitals and outpatient rehabilitation facilities, pursuant to which Select acquired the Company’s outpatient rehabilitation division.

The Exchange Offer

On June 14, 2006, we issued and sold $375.0 million aggregate principal amount of Floating Rate Senior Notes due 2014 and $625.0 million aggregate principal amount of 10.75% Senior Notes due 2016, which we refer to together as the “Restricted Notes”, in an offering under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), that was not registered under the Securities Act. Simultaneously with this transaction, we entered into a registration rights agreement with the initial purchasers of those Restricted Notes (the “Registration Rights Agreement”) in which we agreed, among other things, to deliver this prospectus to you and to commence this Exchange Offer for the Restricted Notes. Below is a summary of the Exchange Offer. You should read the discussion under the headings “The Exchange Offer” and “Description of the Exchange Notes” for further information regarding the notes to be issued in the Exchange Offer.

Restricted Notes

$375.0 million principal amount of Floating Rate Senior Notes due 2014 (the “Floating Rate Restricted Notes”) and $625.0 million principal amount of Fixed Rate Senior Notes due 2016 (the “Fixed Rate Restricted Notes” and, together with the Floating Rate Restricted Notes, the “Restricted Notes”), in each case, which have not been registered under the Securities Act.

Exchange Notes

Up to $375.0 million principal amount of Floating Rate Senior Notes due 2014 (the “Floating Rate Exchange Notes”) and $625.0 million principal amount of Fixed Rate Senior notes due 2016 (the “Fixed Rate Exchange Notes” and, together with the Floating Rate Exchange Notes, the “Exchange Notes”), in each case, the issuance of which has been registered under the Securities Act. The Floating Rate Exchange Notes and Fixed Rate Exchange Notes will be issued under separate indentures, each dated as of June 14, 2006 (together, the “Indentures”), in each case, among us, the guarantors named therein and The Bank of Nova Scotia Trust Company of New York, as trustee.

The form and terms of the Exchange Notes are substantially identical to those of the applicable series of Restricted Notes, except that issuance of the Exchange Notes has been registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Notes do not apply to the Exchange Notes.

Exchange Offer	We are offering to exchange:

(i) $375.0 million principal amount of Floating Rate Exchange Notes for a like principal amount of the Floating Rate Restricted Notes; and

(ii) $625.0 million principal amount of Fixed Rate Exchange Notes for a like principal amount of the Fixed Rate Restricted Notes to satisfy our obligations under the registration rights agreement that we entered into when the Restricted Notes were issued in reliance upon the exemption from registration provided by Rule 144A and Regulation S of the Securities Act. Once the Exchange Offer is complete, you will no longer be entitled to exchange or registration rights with respect to the Restricted Notes.

In order to be exchanged, a Restricted Note must be properly tendered and accepted. All Restricted Notes that are validly tendered and not withdrawn will be exchanged.

Expiration Date; Tenders	The Exchange Offer will expire at 5:00 p.m., New York City time, on June 7, 2007, unless earlier terminated or extended by us.

By tendering your Restricted Notes, you represent to us:

•

that any Exchange Notes received in exchange for your Restricted Notes in the Exchange Offer are being acquired by you or any other person receiving such Exchange Notes in the ordinary course of your or such other person’s business;

•

that at the time of the commencement of the Exchange Offer, you do not, or any other person who will receive Exchange Notes in exchange for your Restricted Notes does not, have any arrangement or understanding with any person to participate in the “distribution” (as defined in the Securities Act) of the Exchange Notes in violation of the Securities Act;

•	that you are not holding Restricted Notes that have, or are reasonably likely to have, the status of an unsold allotment;

•

that you are not, or such other person receiving Exchange Notes in exchange for your Restricted Notes is not, an “affiliate” (as defined in Rule 405 under the Securities Act) of HealthSouth Corporation,, or if you are, or such other person is, an “affiliate” of HealthSouth Corporation., that you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction;

•

if you are not, or such other person receiving Exchange Notes in exchange for your Restricted Notes is not, a broker-dealer, that you are not, or such other person is not, engaged in, and you do not, or such other person does not, intend to engage in, the distribution of the Exchange Notes; and

•

if you are a broker-dealer, that you will receive the Exchange Notes for your own account in exchange for Restricted Notes that were acquired by you as a result of your market- making or other trading activities and that you will deliver a prospectus in connection with any resale of the Exchange Notes you receive in the Exchange Offer. For further information regarding resales of the Exchange Notes by participating broker-dealers, see the discussion below under the caption “Plan of Distribution.”

Withdrawal; Non-Acceptance

You may withdraw any Restricted Notes tendered in the Exchange Offer at any time prior to 5:00 p.m., New York City time, on June 7, 2007, unless the Exchange Offer is earlier terminated. If we extend the Exchange Offer, you may withdraw Restricted Notes tendered at any time prior to the expiration date, as extended. If we decide for any reason not to accept any Restricted Notes for exchange, the Restricted Notes will be returned to you at our expense promptly after the expiration or termination of the Exchange Offer. See “The Exchange Offer—Terms of the Exchange Offer.”

Conditions to the Exchange Offer	The Exchange Offer is subject to customary conditions, which we may waive. See the discussion below under the caption See “The Exchange Offer—Conditions to the Exchange Offer”.

Resales

Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the Exchange Notes you receive in the Exchange Offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act. However, you or any other person receiving Exchange Notes in exchange for your Restricted Notes will not be able to freely transfer the Exchange Notes if:

•	you are, or such other person receiving Exchange Notes in exchange for your Restricted Notes is, an “affiliate” (as defined in Rule 405 under the Securities Act) of HealthSouth Corporation;

•

you are not, or any other person receiving Exchange Notes in exchange for your Restricted Notes is not, acquiring the Exchange Notes in the Exchange Offer in the ordinary course of your or such other person’s business; or

•

you are, or such other person receiving Exchange Notes in exchange for your Restricted Notes is, participating, intends to participate or has an arrangement or understanding with any person to participate, in the distribution of the Exchange Notes you or such other person will receive in the Exchange Offer.

If you fall within one of the exceptions listed above, or if you are a broker-dealer that receives Exchange Notes for your own account in the Exchange Offer in exchange for Restricted Notes that were acquired by you as a result of your market-making or other trading activities, you must comply with the registration and prospectus delivery requirements of the Securities Act or qualify for a registration exemption in connection with any resale transaction involving the Exchange Notes. For further information regarding resales of the Exchange Notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

By executing the letter of transmittal relating to this offer, or by agreeing to the terms of the letter of transmittal, you represent to us that you, or any other person receiving Exchange Notes in exchange for your Restricted Notes, satisfy each of these conditions. If you, or any other person receiving Exchange Notes in exchange for your

Restricted Notes, does not satisfy any of these conditions and you, or any other person receiving Exchange Notes in exchange for your

Restricted Notes, transfers any exchange note without delivering a proper prospectus or without qualifying for a registration exemption, you or such other person may incur liability under the Securities Act. Moreover, our belief that transfers of Exchange Notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our Exchange Offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the Exchange Notes:

•	you cannot rely on the applicable interpretations of the staff of the SEC;

•	you will not be entitled to participate in the Exchange Offer; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

See the discussion below under the caption “The Exchange Offer—Consequences of Failure to Exchange Restricted Notes” and “The Exchange Offer—Consequences of Exchanging Restricted Notes” for more information.

Procedures for Tendering the Restricted Notes	A tendering holder must, on or prior to the expiration date:

•

transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the Exchange Agent at the address listed in this prospectus; or

•

if Restricted Notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit (i) a letter of transmittal (along with all other documents required by the letter of transmittal), or (ii) an agent’s message; in each case, to the Exchange Agent at the address listed in this prospectus.

See “The Exchange Offer—Procedures for Tendering”.

Special Procedures for Beneficial Owners

If you are the beneficial owner of Restricted Notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the Exchange Offer, you should promptly contact the person in whose name your Restricted Notes are registered and instruct that person to tender on your behalf. If you wish to tender in the Exchange Offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Restricted Notes, either make appropriate arrangements to register ownership of the Restricted Notes in your name or obtain a properly completed bond power from the person in whose name the Restricted Notes are registered. See “The Exchange Offer—Procedures for Tendering.”

Use of Proceeds	We will not receive any proceeds from the Exchange Offer.

Exchange Agent

The Bank of Nova Scotia Trust Company of New York has been appointed Exchange Agent for the Exchange Offer. You can find the address and telephone number of the Exchange Agent below under the caption “The Exchange Offer—Exchange Agent”.

Broker-Dealer

Each broker or dealer that receives Exchange Notes for its own account in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution”.

Furthermore, any broker-dealer that acquired any of its Restricted Notes directly from us:

•

may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes which were received by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period of not more than 180 days after the consummation of the Exchange Offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” for more information.

Accounting Treatment

We will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer. We will amortize the expense of the Exchange Offer over the term of the Exchange Notes in accordance with generally accepted accounting principles.

Consequences of Failure to Exchange the Restricted Notes

If you do not exchange your Restricted Notes in the Exchange Offer, your Restricted Notes will continue to be subject to the restrictions on transfer currently applicable to the Restricted Notes. In general, you may offer or sell your Restricted Notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or
•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the Restricted Notes under the Securities Act. If you do not participate in the Exchange Offer and other holders’ Restricted Notes are accepted for exchange, the trading market, if any, for the Restricted Notes would be adversely affected due to a reduction in market liquidity. After the Exchange Offer is completed, you will not be entitled to any exchange or registration rights with respect to your Restricted Notes, except under limited circumstances. Under certain circumstances, certain holders of Restricted Notes (including certain holders who are not permitted to participate in the Exchange Offer or who do not receive freely tradeable Exchange Notes in the Exchange Offer) may require us to file and cause to become effective a shelf registration statement which would cover resales of Restricted Notes by these holders. See “The Exchange Offer—Consequences of Failure to Exchange Restricted Notes” and “Description of the Exchange Notes—Registration Rights Agreement.”

Registration Rights Agreement	When we issued the Restricted Notes in June 2006, we entered into a registration rights agreement with the initial purchasers of the Restricted Notes, under which we have agreed to:

•

on or prior to the day that is 30 days after the we are required under the Exchange Act to file our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (after giving effect to all applicable extensions under the Exchange Act), file a registration statement with the SEC with respect to the Exchange Offer;

•	use our reasonable best efforts to cause such registration statement to be declared effective under the Securities Act no later than 180 days after the date of filing thereof;

•

as soon as practicable after the effectiveness of such registration statement, offer the Exchange Notes in exchange for the Restricted Notes, and keep such offer open for not less than 30 days after notice thereof to the holders; and

•	file a shelf registration statement for the resale of the Notes under certain circumstances.

If we do not comply with these obligations under the registration rights agreement, we will be required to pay additional interest to the holders of the Restricted Notes. See “The Exchange Offer—Additional Interest”.

Certain U.S. Federal Income Tax Considerations

The exchange of Restricted Notes for Exchange Notes generally will not be a taxable event to a holder of Restricted Notes for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations”.

Summary Description of the Exchange Notes

The summary below describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The registered Floating Rate Notes and the registered Fixed Rate Notes are referred to herein as the Exchange Notes, and the Exchange Notes together with the Restricted Notes are referred to together as the Notes. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Notes.

Issuer	HealthSouth Corporation.

Notes Offered	$375,000,000 aggregate principal amount of Floating Rate Notes

$625,000,000 aggregate principal amount of Fixed Rate Notes

Maturity	For the Floating Rate Notes: June 15, 2014.

For the Fixed Rate Notes: June 15, 2016.

Interest

Interest on the Floating Rate Notes accrues at the rate of LIBOR plus 6.0% per annum, reset semi-annually, from the issue date or from the most recent date to which interest has been paid, and is payable in cash semi-annually in arrears on June 15 and December 15 of each year to the persons who are registered holders of the Floating Rate Notes at the close of business on the preceding June 1 or December 1, as the case may be.

Interest on the Fixed Rate Notes accrues at the rate of 10.75% per annum from the issue date or from the most recent date to which interest has been paid, and is payable in cash semi-annually in arrears on June 15 and December 15 of each year to the persons who are registered holders of the Fixed Rate Notes at the close of business on the preceding June 1 or December 1, as the case may be.

Optional redemption	Floating Rate Notes:

We may redeem the Floating Rate Notes, in whole or in part, at any time on or after June 15, 2009, at the redemption prices set forth in this prospectus.

Prior to June 15, 2009, we may redeem up to 35% of the aggregate principal amount of the Floating Rate Notes with the net cash proceeds of certain equity offerings, at a redemption price equal to 100% of their principal amount plus a premium equal to the interest rate per annum on the Floating Rate Notes applicable on the date that notice of redemption is given, plus accrued and unpaid interest thereon, if any, to the redemption date, if at least 65% of the aggregate principal amount of the Floating Rate Notes remains outstanding after giving effect to such redemption.

In addition, at any time prior to June 15, 2009, we may at our option redeem all, but not less than all, of the Floating Rate Notes, at a redemption price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest thereon, if any, to the redemption date.

See “Description of the Exchange Notes—Optional Redemption”.

Fixed Rate Notes:

We may redeem the Fixed Rate Notes, in whole or in part, at any time on or after June 15, 2011, at the redemption prices set forth in this prospectus.

Prior to June 15, 2009, we may redeem up to 35% of the aggregate principal amount of the Fixed Rate Notes with the net cash proceeds of certain equity offerings, at a redemption price equal to 110.75% of their principal amount, plus accrued and unpaid interest thereon, if any, to the redemption date, if at least 65% of the aggregate principal amount of the Fixed Rate Notes remains outstanding after giving effect to such redemption.

In addition, at any time prior to June 15, 2011, we may at our option redeem all, but not less than all, of the Fixed Rate Notes, at a redemption price equal to 100% of principal amount plus a “make-whole” premium, plus accrued and unpaid interest thereon, if any, to the redemption date.

See “Description of the Exchange Notes—Optional Redemption”.

Guarantees

The Exchange Notes will be jointly and severally guaranteed on a senior unsecured basis by all of our existing and future subsidiaries that guarantee borrowings under our senior secured credit facilities or certain of our other debt. However, certain of our subsidiaries will not guarantee the Exchange Notes. For a discussion of the risks relating to the guarantees, see “Risk Factors—Not all of our subsidiaries will be guarantors. The Exchange Notes will be effectively junior to the indebtedness and other liabilities of our non-guarantor subsidiaries”.

Ranking

The Exchange Notes and the guarantees will be senior unsecured obligations of HealthSouth Corporation and our guaranteeing subsidiaries. The Exchange Notes will rank equal in right of payment to our current and future senior debt and will rank senior in right of payment to our current and future subordinated debt. The Exchange Notes will be effectively subordinated to our current and future secured debt, including borrowings under our senior secured credit facilities, to the extent of the value of the assets securing such debt. See “Description of the Exchange Notes—Ranking”. In addition, the Notes and the guarantees will be effectively subordinated to any liabilities, including trade payables, of our non-guarantor subsidiaries.

Mandatory offers to purchase

The occurrence of a change of control will be a triggering event requiring us to offer to purchase the Exchange Notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase. Certain asset dispositions will be triggering events which may require us to use the proceeds from those asset dispositions to make an offer to purchase the Exchange Notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used within 365 days to repay senior indebtedness, including indebtedness under our amended credit agreement (with a corresponding reduction in commitment), or to invest in capital assets related to our business.

Change of Control

Upon the occurrence of a Change of Control (as defined in this prospectus), each holder of the Exchange Notes will have the right to require us to repurchase such holder’s Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the Exchange Notes—Change of Control.”

Covenants	The Indentures governing the Exchange Notes contain covenants that, among other things, limit our ability and the ability of our subsidiaries to:

•	incur or guarantee indebtedness;

•	pay dividends on, redeem or repurchase our capital stock; or redeem or repurchase our subordinated obligations;

•	make investments;

•	incur obligations that restrict the ability of our subsidiaries to make dividends or other payments to us;

•	sell assets;

•	engage in transactions with affiliates;

•	create certain liens;

•	enter into sale/leaseback transactions; and

•	merge, consolidate, or transfer all or substantially all of our assets.

These covenants are subject to important qualifications and exceptions, which are described under the heading “Description of the Exchange Notes” in this prospectus.

Absence of public market

The Exchange Notes generally will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes.

Risk Factors

Investing in the Exchange Notes involves risks. See “Risk Factors” beginning on page 11 and the other information in this prospectus incorporated herein by reference for a discussion of factors you should carefully consider before deciding to invest in the Notes.

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 were 0, 0, 1.15x, 0 and 0, respectively. See “Ratio of Earnings to Fixed Charges.”

RISK FACTORS

Participating in the Exchange Offer involves a number of risks. You should carefully consider the specific risks described below, the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended by our Form 10-K/A filed with the SEC on March 22, 2007, which are incorporated herein by reference, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act before making an investment decision. See “Where You Can Find More Information.”

Risks Related to the Exchange Notes

Our substantial indebtedness may impair our financial condition and prevent us from fulfilling our obligations under the Indentures governing the Exchange Notes and our other debt instruments.

We are highly leveraged. As of December 31, 2006, we had approximately $3.3 billion of long-term debt outstanding (including that portion of long-term debt classified as current and excluding $149.5 million in capital leases). As discussed in our Annual Report on Form 10-K for the year ended December 31, 2006, as amended by our Form 10-K/A filed with the SEC on March 22, 2007, in Item 1, “Business, Completion of Recapitalization and Other Significant Financial Transactions,” we have prepaid substantially all of our prior indebtedness with proceeds from a series of recapitalization transactions and replaced it with approximately $3 billion of new long-term debt. Although we remain highly leveraged, we believe these recapitalization transactions have eliminated a number of uncertainties regarding our capital structure and have improved our financial condition by reducing our refinancing risk, increasing our liquidity, improving our operational flexibility, improving our credit profile, and reducing our interest rate exposure.

Our substantial indebtedness could have important consequences to you, including:

•	preventing us from fulfilling our obligations under the Indentures governing the Exchange Notes and our other debt instruments;

•

limiting our ability to borrow additional amounts to fund working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy and other general corporate purposes;

•

requiring us to dedicate a substantial portion of our cash flow from operations to pay principal and interest on our debt, which would reduce availability of our cash flow to fund working capital, capital expenditures, acquisitions, execution of our business strategy and other general corporate purposes;

•

making us more vulnerable to adverse changes in general economic, industry and competitive conditions, in government regulation and in our business by limiting our flexibility in planning for, and making it more difficult for us to react quickly to, changing conditions;

•	placing us at a competitive disadvantage compared with our competitors that have less debt; and

•

exposing us to risks inherent in interest rate fluctuations because some of our borrowings, including the Floating Rate Notes, will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

We are required to use a substantial portion of our cash flow to service our debt. A substantial downturn in earnings could jeopardize our ability to make our interest payments and could impair our ability to obtain additional financing, if necessary. Certain trends in our business, including declining revenues resulting from the 75% Rule, acute care volume weakness and pricing pressure have created a challenging operating environment, and future changes could place additional pressure on our revenues and cash flow. In addition, we are subject to numerous contingent liabilities and are subject to prevailing economic conditions and to financial, business, and other factors beyond our control. Although we expect to make scheduled interest payments and principal reductions, we cannot assure you that changes in our business or other factors will not occur that may have the effect of preventing us from satisfying obligations under our debt.

Despite current indebtedness levels, we may still be able to incur more debt. This could further exacerbate the risks associated with our substantial indebtedness.

Subject to specified limitations, the Indentures governing the Exchange Notes and the credit agreement governing our senior secured credit facilities permit us and our subsidiaries to incur substantial additional debt. If new debt is added to our or any of our subsidiaries’ current debt levels, the risks described in the immediately preceding risk factor could intensify. See “Description of the Exchange Notes—Certain Covenants—Limitation on Indebtedness” for additional information.

The restrictive covenants in our senior secured credit facilities and the Indentures governing the Exchange Notes and our other debt instruments may affect our ability to operate our business successfully.

The Indentures governing the Exchange Notes and our other debt instruments and the terms of our senior secured credit facilities do, and our future debt instruments may, contain various provisions that limit our ability to, among other things:

•	incur additional indebtedness;

•	make restricted payments;

•	create certain liens;

•	sell assets;

•	enter into sale and leaseback transactions;

•	issue or sell certain types of preferred stock;

•	in the case of our restricted subsidiaries, restrict them from making dividends or other payments to us;

•	in the case of our restricted subsidiaries, incur or guarantee debt;

•	engage in transactions with affiliates;

•	create unrestricted subsidiaries; and

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries (if any) on a consolidated basis.

These covenants could adversely affect our ability to finance our future operations or capital needs and pursue available business opportunities.

In addition, our senior secured credit facilities require us to maintain specified financial ratios and satisfy certain financial condition tests. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure you that we will meet those tests or that the lenders will waive any failure to meet those tests. A breach of any of these covenants or any other restrictive covenants contained in our senior secured credit facilities or the Indentures could (after giving effect to applicable grace periods, if any) result in an event of default. If an event of default under our senior secured credit facilities or the Indentures occurs, the holders of the affected indebtedness could declare all amounts outstanding, together with accrued interest, to be immediately due and payable, which, in turn, could cause the default and acceleration of the maturity of our other indebtedness. If we were unable to pay such amounts, the lenders under our senior secured credit facilities could proceed against the collateral pledged to them. We have pledged substantially all of our assets to the lenders under our senior secured credit facilities. In such an event, we cannot assure you that we would have sufficient assets to pay amounts due on the Exchange Notes. As a result, you may receive less than the full amount you would otherwise be entitled to receive on the Exchange Notes. See Note 9, “Long-term Debt” to our consolidated financial statements and Item 2, “Properties” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended by our Form 10-K/A filed with the SEC on March 22, 2007, and “Description of the Exchange Notes—Certain Covenants” in this prospectus for additional information.

The Exchange Notes and the guarantees will not be secured by any of our assets. Our senior secured credit facilities are secured and our senior lenders have a prior claim on substantially all of our assets.

The Exchange Notes and the guarantees will not be secured by any of our assets. However, our senior secured credit facilities are secured by substantially all of our assets, including the stock of substantially all of our domestic wholly-owned subsidiaries (including future subsidiaries, if any). If we become insolvent or are liquidated, or if payment under any of the instruments governing our secured debt is accelerated, the lenders under those instruments will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the instruments governing such debt. Accordingly, the lenders under our senior secured credit facilities have a prior claim on our assets securing the debt owed to them. In that event, because the Exchange Notes and the guarantees will not be secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full.

As of December 31, 2006, the aggregate amount of our senior secured indebtedness was approximately $2.2 billion, excluding approximately $197.7 million that we had available for additional borrowing under the revolving portion of our senior secured credit facilities. We will be permitted to borrow substantial additional secured indebtedness in the future under the terms of the Indentures. See “Description of the Exchange Notes—Certain Covenants—Limitation on Indebtedness” and “Description of the Exchange Notes—Certain Covenants—Limitation on Liens.”

Not all of our subsidiaries will be guarantors. The Exchange Notes are effectively junior to the indebtedness and other liabilities of our non-guarantor subsidiaries.

Not all of our subsidiaries will guarantee the Exchange Notes. The Exchange Notes will be guaranteed by all of our current and future subsidiaries that guarantee borrowings under our senior secured credit facilities or incur or guarantee any outstanding capital markets debt. Our current subsidiary guarantors are listed on the cover page of this the registration statement of which this prospectus forms a part. Certain of our 100% owned subsidiaries and all of our non-wholly-owned subsidiaries, which are not guarantors of our senior secured credit facilities and through which we conduct a significant portion of our business, will not guarantee the Exchange Notes due to, among other things, restrictions in their constituent documents or other agreements. The Exchange Notes are effectively subordinated to the outstanding indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

The lenders under the senior secured credit facilities will have the discretion to release the guarantors under the senior secured credit agreement under certain circumstances, which will cause those guarantors to be released from their guarantees of the Exchange Notes.

While any obligations under the senior secured credit facilities remain outstanding, any guarantee of the Exchange Notes may be released without action by, or consent of, any holder of the Exchange Notes or the trustee under the Indentures governing the Exchange Notes, at the discretion of lenders under the senior secured credit facilities, if the related guarantor is no longer a guarantor of obligations under the senior secured credit facilities and does not have or guarantee any outstanding capital markets indebtedness. See “Description of the Exchange Notes.” The lenders under the senior secured credit facilities will have the discretion to release the guarantees under the senior secured credit facilities under certain circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the Exchange Notes, and the indebtedness and other liabilities, including trade payables, of those subsidiaries will effectively be senior to claims of any holder of the Exchange Notes.

We will require a significant amount of cash to service all our indebtedness, including the Exchange Notes, and our ability to generate sufficient cash depends upon many factors, some of which are beyond our control.

Our ability to make payments on and refinance our debt and to fund working capital needs and planned capital expenditures depends on our ability to generate cash flow in the future. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We cannot assure you that our business will continue to generate cash flow from operations at levels sufficient to permit us to pay principal, premium, if any, and interest on our indebtedness or that our cash needs will not increase. If we are unable to generate sufficient cash flow from operations in the future to service our debt and meet our other needs, we may have to refinance all or a portion of our debt, obtain additional financing or reduce expenditures or sell assets that we deem necessary to our business. We cannot assure you that any of these measures would be possible or that any additional financing could be obtained. The inability to obtain additional financing could have a material adverse effect on our financial condition and on our ability to meet our obligations to you under the Exchange Notes.

We may not have the funds to purchase the Exchange Notes upon the change of control offer as required by the Indentures governing the Exchange Notes.

Upon a change of control, as defined in the Indentures, subject to certain conditions, we are required to offer to repurchase all outstanding Exchange Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the date of repurchase. The source of funds for that purchase of Exchange Notes will be our available cash, cash generated from our operations or the operations of our subsidiaries or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any change of control to make required repurchases of Exchange Notes tendered. In addition, the terms of our senior secured credit facilities will limit our ability to repurchase your Exchange Notes and will provide that certain change of control events will constitute an event of default thereunder. Our future debt agreements may contain similar restrictions and provisions. If the holders of the Exchange Notes exercise their right to require us to repurchase all the Exchange Notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the Exchange Notes and our other debt or that restrictions in our senior secured credit facilities and the Indentures will not allow such repurchases. In addition, certain corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “change of control” under the Indentures. See “Description of the Exchange Notes—Change of Control” in this prospectus for additional information.

There is no established trading market for the Exchange Notes.

There is no existing trading market for the Notes. We cannot assure you that an active trading market will develop for the Exchange Notes. We do not intend to apply for listing of the Exchange Notes on any securities exchange. Although we are obligated, subject to some exceptions, to seek to exchange the Restricted Notes for Exchange Notes, we may not be able to do so. See the description of the proposed Exchange Offer under “Description of the Exchange Notes—Registered Exchange Offer; Registration Rights.” Whether or not the Restricted Notes are exchanged for Exchange Notes in the Exchange Offer, an active market for the Exchange Notes may not develop. If a market for the Exchange Notes does not develop, you may not be able to resell your Exchange Notes for an extended period of time, if at all. Consequently, your lenders may be reluctant to accept the Exchange Notes as collateral for loans. Moreover, if markets for the Exchange Notes do develop in the future, we cannot assure you that these markets will continue indefinitely or that the Exchange Notes can be sold at a price equal to or greater than their initial offering price. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The market for the Exchange Notes, if any, may be subject to similar disruptions. Any such disruptions may materially adversely affect you as a holder of the Exchange Notes. In addition, in response to prevailing interest rates and market conditions generally, as well as our performance and our ability to effect the Exchange Offer, the Exchange Notes could trade at a price lower than their initial offering price.

Federal and state statutes could allow courts, under specific circumstances, to void the subsidiary guaranties, subordinate claims in respect of the Exchange Notes and require note holders to return payments received from subsidiary guarantors.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void a subsidiary guaranty or claims related to a guarantor or subordinate a subsidiary guaranty to all other debts of a subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its subsidiary guaranty:

•	intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond the subsidiary guarantor’s ability to pay such debts as they mature.

In addition, a court could void any payment by a subsidiary guarantor pursuant to the Exchange Notes or a subsidiary guaranty and require that payment to be returned to such subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor. The measures of insolvency for purposes of fraudulent transfer laws will vary depending upon the governing law in any proceeding to determine whether a fraudulent transferred has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that we will not be insolvent, will not have insufficient capital for the business in which we are engaged and will not have incurred debts beyond our ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or any subsidiary guarantor’s conclusions in this regard.

Risks Related to the Exchange Offer

You may have difficulty selling the Restricted Notes which you do not exchange, since Restricted Notes will continue to have restrictions on transfer and cannot be sold without registration under securities laws or exemptions from registration.

If a large number of Restricted Notes are exchanged for Exchange Notes issued in the Exchange Offer, it may be difficult for holders of Restricted Notes that are not exchanged in the Exchange Offer to sell the Restricted Notes, since those Restricted Notes may not be offered or sold unless they are registered or there are exemptions from registration requirements under the Securities Act or state laws that apply to them. In addition, if there are only a small number of Restricted Notes outstanding, there may not be a very liquid market in those Restricted Notes. There may be few investors that will purchase unregistered securities in which there is not a liquid market. See “The Exchange Offer—Consequences of Exchanging Restricted Notes” and “The Exchange Offer—Consequences of Failure to Exchange Restricted Notes”.

In addition, if you do not tender your Restricted Notes or if we do not accept some Restricted Notes, those notes will continue to be subject to the transfer and exchange provisions of the applicable Indenture and the existing transfer restrictions of the Restricted Notes that are described in the legend on such notes and in the offering memorandum relating to the Restricted Notes.

Late deliveries of Restricted Notes or any other failure to comply with the Exchange Offer procedures could prevent a holder from exchanging its Restricted Notes.

Noteholders are responsible for complying with all Exchange Offer procedures. The issuance of Exchange Notes in exchange for Restricted Notes will only occur upon completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of Restricted Notes who wish to exchange them for Exchange Notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the Exchange Agent are obligated to extend the offer or notify you of any failure to follow the proper procedure.

If you do not exchange your Restricted Notes in the Exchange Offer, you will no longer be entitled to an increase in interest payments on Restricted Notes that the Indenture provides for if we fail to complete the Exchange Offer.

Once the Exchange Offer has been completed, holders of outstanding Restricted Notes will not be entitled to any increase in the interest rate on their notes, which the Indenture provides for if we fail to complete the Exchange Offer. Holders of Restricted Notes will not have any further rights to have their Restricted Notes registered, except in limited circumstances, once the Exchange Offer is completed.

If you exchange your Restricted Notes, you may not be able to resell the Exchange Notes you receive in the Exchange Offer without registering them and delivering a prospectus.

If you exchange your Restricted Notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Based on interpretations by the SEC in no-action letters, we believe, with respect to Exchange Notes issued in the Exchange Offer, that:

•	holders who are not “affiliates” of ours within the meaning of Rule 405 of the Securities Act,

•	holders who acquire their notes in the ordinary course of business and

•

holders who do not engage in, intend to engage in, or have arrangements to participate in a distribution (within the meaning of the Securities Act) of the notes do not have to comply with the registration and prospectus delivery requirements of the Securities Act.

Holders described in the preceding sentence must represent to us that they meet these criteria. Holders that do not meet these criteria can not rely on interpretations of the SEC in no-action letters, and will have to register the Exchange Notes they receive in the Exchange Offer and deliver a prospectus for them. In addition, holders that are broker-dealers may be deemed “underwriters” within the meaning of the Securities Act in connection with any resale of Exchange Notes acquired in the Exchange Offer. Holders that are broker-dealers must acknowledge that they acquired their Restricted Notes in market-making activities or other trading activities and must deliver a prospectus when they resell the Exchange Notes they acquire in the Exchange Offer in order not to be deemed an underwriter. Our obligation to make this prospectus available to broker-dealers is limited. We cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their Exchange Notes.

You should review the more detailed discussion in “The Exchange Offer—Procedures for Tendering”, “The Exchange Offer—Consequences of Exchanging Restricted Notes” and “The Exchange Offer—Consequences of Failure to Exchange Restricted Notes”.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated:

Year ended December 31,
2006	2005	2004	2003	2002
*	*	1.15x	*	*

*	For the years ended December 31, 2006, 2005, 2003, and 2002, the Company had an earnings-to-fixed charges coverage deficiency of approximately $472.8 million, $250.1 million, $372.3 million, and $271.8 million, respectively.

In computing the ratio of earnings to fixed charges: (1) earnings have been based on income from continuing operations before income taxes, fixed charges (exclusive of interest capitalized), and distributed income of equity investees and (2) fixed charges consist of interest and amortization of debt discounts and fees expense (including amounts capitalized), the estimated interest portion of rents, and dividends on our convertible perpetual preferred stock.

USE OF PROCEEDS

The Exchange Offer is intended to satisfy certain obligations under the registration rights agreement we entered into with the initial purchasers of the Restricted Notes. We will not receive any proceeds from the issuance of the Exchange Notes in the Exchange Offer. In consideration for issuing the Exchange Notes in the Exchange Offer, we will receive the Restricted Notes in like principal amount, the form and terms of which are substantially the same as the form and terms of the Exchange Notes (which replace the Restricted Notes and which represent the same indebtedness). The Restricted Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any increase or decrease in our indebtedness.

The proceeds of the issuance and sale of the Restricted Notes were approximately $969 million, after deducting the discount payable to the initial purchasers of the Restricted Notes and estimated offering expenses payable by us. Such proceeds, together with cash on hand, were used to repay all outstanding borrowings under our Interim Loan Agreement that were incurred as part of our Recapitalization Transactions. See “Business—Completion of Recapitalization and Other Significant Financial Transactions” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 1, 2007, as amended by our Form 10-K/A filed with the SEC on March 22, 2007.

SELECTED CONSOLIDATED FINANCIAL DATA

We derived the selected historical consolidated financial data presented below for the years ended December 31, 2006, 2005, and 2004 from our audited consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2006, as amended by our Form 10-K/A filed with the SEC on March 22, 2007. We derived the selected historical consolidated financial data presented below for the years ended December 31, 2003 and 2002 from our audited consolidated financial statements and related notes included in our comprehensive Form 10-K for the years ended December 31, 2003 and 2002. The selected historical financial data should be read in conjunction with our annual report, as well as other information that has been filed with the SEC. The historical results included below and elsewhere in this document may not be indicative of future performance.

	For the year ended December 31,
	2006	2005	2004	2003	2002
	(In Millions, Except Per Share Data)
Income Statement Data:
Net operating revenues	$3,000.1	$3,117.0	$3,409.7	$3,544.9	$3,519.7
Salaries and benefits	1,398.4	1,386.1	1,571.8	1,550.1	1,586.8
Professional and medical director fees	72.0	71.6	72.3	80.5	87.8
Supplies	287.8	294.2	318.2	304.1	300.5
Other operating expenses	457.2	540.4	428.2	539.6	619.2
Provision for doubtful accounts	119.3	94.3	109.6	120.0	112.0
Depreciation and amortization	148.2	162.6	172.2	180.4	205.7
Occupancy costs	141.4	113.1	152.4	180.0	181.4
Recovery of amounts due from Richard M. Scrushy	(47.8)	—	—	—	—
Recovery of amounts due from Meadowbrook	—	(37.9)	—	—	—
(Gain) loss on disposal of assets	(4.5)	16.6	10.2	(13.7)	82.6
Impairment of goodwill	—	—	—	335.6	—
Impairment of intangible assets	0.2	—	1.0	—	15.3
Impairment of long-lived assets	15.0	43.3	35.5	132.1	47.1
Government, class action, and related settlements expense	38.8	215.0	—	170.9	347.7
Professional fees—accounting, tax, and legal	163.6	169.8	206.2	70.6	—
Loss (gain) on early extinguishment of debt	365.6	—	—	(2.3)	(9.6)
Interest expense and amortization of debt discounts and fees	335.1	337.5	301.4	264.2	250.3
Interest income	(15.7)	(17.1)	(13.1)	(7.2)	(6.6)
Loss (gain) on sale of investments	1.9	0.1	(4.0)	15.8	(11.8)
Loss on interest rate swap	10.5	—	—	—	—
Equity in net income of nonconsolidated affiliates	(21.3)	(29.4)	(9.9)	(15.8)	(15.3)
Minority interests in earnings of consolidated affiliates	92.3	97.2	95.0	97.0	90.5

	3,558.0	3,457.4	3,447.0	4,001.9	3,883.6

Loss from continuing operations before income tax expense	(557.9)	(340.4)	(37.3)	(457.0)	(363.9)
Provision for income tax expense (benefit)	41.4	38.4	11.9	(28.4)	20.3
Loss from discontinued operations, net of income tax expense	(26.0)	(67.2)	(125.3)	(3.5)	(34.4)
Cumulative effect of accounting change, net of income tax expense	—	—	—	(2.5)	(48.2)

Net loss	(625.0)	(446.0)	(174.5)	(434.6)	(466.8)
Convertible perpetual preferred dividends	(22.2)	—	—	—	—

Net loss available to common shareholders	$(647.2)	$(446.0)	$(174.5)	$(434.6)	$(466.8)

	For the year ended December 31,
	2006	2005	2004	2003	2002
	(In Millions, Except Per Share Data)
Weighted average common shares outstanding:
Basic	79.5	79.3	79.3	79.2	79.1

Diluted*	90.3	79.6	79.5	81.2	81.7

Basic and diluted loss per common share:
Loss from continuing operations available to common shareholders	$(7.81)	$(4.77)	$(0.62)	$(5.41)	$(4.86)
Loss from discontinued operations, net of tax	(0.33)	(0.85)	(1.58)	(0.05)	(0.43)
Cumulative effect of accounting change, net of tax	—	—	—	(0.03)	(0.61)

Net loss per share available to common shareholders	$(8.14)	$(5.62)	$(2.20)	$(5.49)	$(5.90)

*	Per share diluted amounts are treated the same as basic per share amounts because the effect of including potentially dilutive shares is antidilutive.

	As of December 31,
	2006	2005	2004	2003	2002
	(In Millions)
Balance Sheet Data:
Cash and marketable securities	$40.6	$198.3	$450.1	$462.0	$85.8
Restricted cash	99.6	237.4	235.4	170.3	24.0
Restricted marketable securities	71.1	—	—	—	—
Working capital (deficit)	(381.3)	(235.5)	(3.8)	167.0	(490.5)
Total assets	3,359.6	3,592.2	4,083.0	4,209.7	4,536.7
Long-term debt, including current portion	3,402.3	3,401.9	3,493.9	3,499.7	3,480.8
Convertible perpetual preferred stock	387.4	—	—	—	—
Shareholders’ deficit	(2,184.6)	(1,540.7)	(1,109.4)	(963.8)	(528.8)

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On June 14, 2006, we issued an aggregate principal amount of $1,000,000,000 of Restricted Notes in an offering under Rule 144A and Regulation S of the Securities Act that was not registered under the Securities Act. We sold the Restricted Notes to the initial purchasers under a Purchase Agreement, dated June 9, 2006, among us, the guarantors party thereto, and the initial purchasers. When we issued and sold the Restricted Notes to the initial purchasers, we entered into a registration rights agreement with the initial purchasers of those Restricted Notes. Under the registration rights agreement, we agreed to file a registration statement regarding the exchange of the Restricted Notes for Notes which are registered under the Securities Act. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC and to conduct this Exchange Offer after the registration statement is declared effective. The form and terms of the Exchange Notes are substantially identical to those of the Restricted Notes except that the issuance of the Exchange Notes has been registered under the Securities Act and the transfer restrictions, registration rights and certain additional interest provisions relating to the Restricted Notes do not apply to the Exchange Notes.

Terms of the Exchange Offer

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the Exchange Offer, we will accept for exchange all Restricted Notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on June 7, 2007. However, if we have extended the period of time for which the Exchange Offer is open, the term “expiration date” means the latest time and date to which we extend the Exchange Offer.

As of the date of this prospectus, $375,000,000 aggregate principal amount of the Floating Rate Restricted Notes is outstanding and $625,000,000 aggregate principal amount of the Fixed Rate Restricted Notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about May 8, 2007 to all holders of Restricted Notes known to us. Our obligation to accept Restricted Notes for exchange in the Exchange Offer is subject to the conditions described below under the heading “—Conditions to the Exchange Offer.”

The Exchange Offer will be open for no less than thirty (30) days after the date notice of the Exchange Offer is mailed to holders. We reserve the right, at any time and from time to time, in our sole discretion, to extend the period of time during which the Exchange Offer is open. We would then delay acceptance for exchange of any Restricted Notes by giving oral or written notice of an extension and delay to the holders of Restricted Notes as described below. During any extension period, all Restricted Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us. Any Restricted Notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the Exchange Offer. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

We expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Restricted Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under the heading “—Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Restricted Notes as promptly as practicable. If we materially change the terms of the Exchange Offer, we will resolicit tenders of the Restricted Notes, file a post-effective amendment to the prospectus and provide notice to the noteholders. If the change is made less than five business days before the expiration of the Exchange Offer, we will extend the offer so that the noteholders have at least five business days to tender or withdraw.

Following completion of the Exchange Offer, we may, in our sole discretion, commence one or more additional Exchange Offers to those holders of Restricted Notes who do not exchange their Restricted Notes for

Exchange Notes in this Exchange Offer. The terms of these additional Exchange Offers may differ from those applicable to this Exchange Offer. We may use this prospectus, as amended or supplemented from time to time, in connection with any additional Exchange Offers. These additional Exchange Offers may take place from time to time until all outstanding Restricted Notes have been exchanged for Exchange Notes, subject to the terms and conditions contained in the prospectus and the letter of transmittal we will distribute in connection with these additional Exchange Offers.

Procedures for Tendering

Restricted Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

When the holder of Restricted Notes tenders, and we accept, Restricted Notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as described below, a tendering holder must, on or prior to the expiration date:

•

transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the Exchange Agent at the address listed below under the heading “—Exchange Agent” or

•

if Restricted Notes are tendered in accordance with the book-entry procedures listed below, the tendering holder must transmit either (i) a properly completed and duly executed letter of transmittal, with any required signature guarantees and all other documents required by the letter of transmittal, or (ii) an agent’s message (as defined below) to the Exchange Agent at the address listed below under the heading “—Exchange Agent.”

In addition, the Exchange Agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the Restricted Notes being tendered into the Exchange Agent’s account at The Depository Trust Company (“DTC”), the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

The term “agent’s message” means a message, transmitted to DTC and received by the Exchange Agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

The method of delivery of Restricted Notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or agent’s messages directly to us.

If you are a beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the Exchange Agent’s account.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Restricted Notes surrendered for exchange are tendered:

•	by a registered holder of the Restricted Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

We will determine in our sole discretion all questions as to the validity, form and eligibility of Restricted Notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the absolute right to reject any or all Restricted Notes not properly tendered or any which acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the Exchange Offer as to any or all Restricted Notes either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the Exchange Offer as to any particular Restricted Note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Restricted Notes must be cured within a reasonable period of time, as determined by us. Neither we, the Exchange Agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of Restricted Notes. Nor will we, the Exchange Agent or any other person incur any liability for failing to give notification of any defect or irregularity.

If the letter of transmittal is signed by a person other than the registered holder of Restricted Notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution.

If the letter of transmittal or powers of attorney are signed by Exchange Agents, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder will represent to us that, among other things:

•

any Exchange Notes received in exchange for your Restricted Notes in the Exchange Offer are being acquired by you or any other person receiving such Exchange Notes in the ordinary course of your or such other person’s business;

•

at the time of the commencement of the Exchange Offer, neither you nor any other person who will receive Exchange Notes in exchange for your Restricted Notes has any arrangement or understanding with any person to participate in the “distribution” (as defined in the Securities Act) of the Exchange Notes in violation of the Securities Act;

•	you are not holding Restricted Notes that have, or are reasonably likely to have, the status of an unsold allotment;

•

neither you nor any other person receiving Exchange Notes in exchange for your Restricted Notes is an “affiliate” (as defined in Rule 405 under the Securities Act) of the Company, or if you or such other person is an affiliate of the Company, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•

neither you nor any other person receiving Exchange Notes in exchange for your Restricted Notes is a broker-dealer, and neither you nor such other person is engaged in or intends to engage in a distribution of the Exchange Notes;

•

if you are a participating broker-dealer, you will receive the Exchange Notes for your own account in exchange for Restricted Notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the Exchange

Notes you receive in the Exchange Offer. See “Plan of Distribution.” The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to resales of the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Restricted Notes) by delivering this prospectus to prospective purchasers; and

•

you have full power and authority to transfer all of your right and title in and to your Restricted Notes in exchange for Exchange Notes and the Company will acquire good and unencumbered title thereto, free and clear of any liens, restrictions, charges, or encumbrances and not subject to any adverse claims.

Acceptance of Restricted Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to the Exchange Offer, we will accept, promptly after the expiration date, all Restricted Notes properly tendered. We will issue the Exchange Notes promptly after acceptance of the Restricted Notes. For purposes of the Exchange Offer, we will be deemed to have accepted properly tendered Restricted Notes for exchange when, as and if we have given oral or written notice to the Exchange Agent, with prompt written confirmation of any oral notice to be given promptly thereafter. See “—Conditions to the Exchange Offer” below for a discussion of the conditions that must be satisfied before we accept any Restricted Notes for exchange.

For each Restricted Note accepted for exchange, the holder will receive an Exchange Note having a principal amount equal to that of the surrendered Restricted Note. The Exchange Notes will bear interest from the most recent date to which interest has been paid on the Restricted Notes. Accordingly, registered holders of Exchange Notes on the relevant record date for the first interest payment date following the completion of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid, or if no interest has been paid on the Restricted Notes, from June 14, 2006. Restricted Notes accepted for exchange will cease to accrue interest from and after the date of completion of the Exchange Offer. Holders of Restricted Notes whose Restricted Notes are accepted for exchange will not receive any payment for accrued interest on the Restricted Notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the Exchange Offer and will be deemed to have waived their rights to receive the accrued interest on the Restricted Notes. Under the registration rights agreement, we may be required to make additional payments in the form of additional interest to the holders of the Restricted Notes under circumstance relating to the timing of the Exchange Offer. The registration rights agreement provides that we will be required to pay additional interest to the holders of the Restricted Notes if:

•	the registration statement is not declared effective by the 180th day after the filing date;

•	the Exchange Offer has not been completed by the 40th day after the effective date; or

•	after the registration statement is declared effective, it thereafter ceases to be effective or usable (subject to certain exceptions).

The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration defaults as described above have been cured, up to a maximum additional interest rate of 1.0% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the applicable series of Restricted Notes and Exchange Notes. All references in each Indenture, in any context, to any interest or other amount payable on or with respect to the Notes issued under that Indenture shall be deemed to include any additional interest pursuant to the Registration Rights Agreement.

In all cases, issuance of Exchange Notes for Restricted Notes will be made only after timely receipt by the Exchange Agent of:

•	a timely book-entry confirmation of the Restricted Notes, into the Exchange Agent’s account at the DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged Restricted Notes will be returned without expense to the tendering holder of the Restricted Notes. The non-exchanged Restricted Notes will be credited to an account maintained with the DTC, as promptly as practicable after the expiration or termination of the Exchange Offer.

Book-Entry Transfers

The Exchange Agent will make a request to establish an account for the Restricted Notes at DTC for purposes of the Exchange Offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of Restricted Notes by causing DTC to transfer those Restricted Notes into the Exchange Agent’s account at the DTC in accordance with the DTC’s procedure for transfer. This participant should transmit its acceptance to the DTC on or prior to the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Restricted Notes into the Exchange Agent’s account at DTC and then send to the Exchange Agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Delivery of Exchange Notes issued in the Exchange Offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the Exchange Agent at the address listed below under the heading “—Exchange Agent” on or prior to the expiration date.

Withdrawal Rights

Tenders of Restricted Notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the Exchange Agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under the heading “—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the Restricted Notes to be withdrawn;

•	identify the Restricted Notes to be withdrawn, including the principal amount of the Restricted Notes;

•	contain a statement that the holder is withdrawing his election to have the Restricted Notes exchanged;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Restricted Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the Exchange Agent with respect to the Restricted Notes register the transfer of the Restricted Notes in the name of the person withdrawing the tender; and

•	specify the name in which the Restricted Notes are registered, if different from that of the depositor.

Any notice of withdrawal must specify the name and number of the account at the DTC to be credited with the withdrawn Restricted Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal and our determination will be final and binding on all parties. Any Restricted Notes so withdrawn will be deemed not to have been validly tendered for exchange. No Exchange Notes will be issued unless the Restricted Notes so withdrawn are validly re-tendered. Any Restricted Notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. The Restricted

Notes will be credited to an account maintained with the DTC for the Restricted Notes. The Restricted Notes will be credited to the DTC account as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Restricted Notes may be re-tendered by following the procedures described above under the heading “—Procedures for Tendering” above at any time on or before 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Restricted Notes, and may terminate or amend the Exchange Offer, if at any time before the acceptance of the Restricted Notes for exchange or the exchange of the Exchange Notes for the Restricted Notes, any of the following events occurs:

1) there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (a) seeking to restrain or prohibit the making or completion of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result of this transaction or (b) resulting in a material delay in our ability to accept for exchange or exchange some or all of the Restricted Notes in the Exchange Offer; or

2) any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any governmental authority, domestic or foreign; or

3) any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses (1) or (2) above or, in our sole judgment, might result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

4) the following has occurred:

(a) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(b) any limitation by a governmental authority, which may adversely affect our ability to complete the transactions contemplated by the Exchange Offer; or

(c) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(d) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening of these calamities; or

5) any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the Restricted Notes or the Exchange Notes, which in our sole judgment in any case makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

These conditions to the Exchange Offer are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.

In addition, we will not accept for exchange any Restricted Notes tendered, and no Exchange Notes will be issued in exchange for any Restricted Notes, if at this time any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the Indentures under the Trust Indenture Act of 1939.

Exchange Agent

We have appointed The Bank of Nova Scotia Trust Company of New York as the Exchange Agent for the Exchange Offer. You should direct all executed letters of transmittal to the Exchange Agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal to the Exchange Agent addressed as follows:

Delivery To: The Bank of Nova Scotia Trust Company of New York, Exchange Agent

By Registered and Certified Mail:	For Information Call: (212) 225-5437

The Bank of Nova Scotia Trust Company of New York
One Liberty Plaza New York, NY 10006 Attn: Pat Keane	By Facsimile Transmission (for Eligible Institutions only): (212) 225-5436

Confirm by Telephone: (212) 225-5437

If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions via facsimile other than any facsimile number indicated, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

The principal solicitation is being made by mail by the Exchange Agent. Additional solicitation may be made by telephone, facsimile or in person by our officers and regular employees and by persons so engaged by the Exchange Agent.

We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the trustee under the Indentures, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

Accounting Treatment

We will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer. We will amortize the expense of the Exchange Offer over the term of the Exchange Notes in accordance with generally accepted accounting principles.

Transfer Taxes

Holders who tender their Restricted Notes in exchange for Exchange Notes will not be obligated to pay any transfer taxes in connection with exchange, except that holders who instruct us to register Exchange Notes in the name of, or request that Restricted Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Restricted Notes

Holders who desire to tender their Restricted Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor HealthSouth is under any duty to give notification of defects or irregularities with respect to the tenders of Notes for exchange.

Restricted Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the provisions in the Indentures regarding the transfer and exchange of the Restricted Notes and the existing restrictions on transfer set forth in the legend on the Restricted Notes and in the prospectus dated June 14, 2006, relating to the Restricted Notes. Except in limited circumstances with respect to specific types of holders of Restricted Notes, we will have no further obligation to provide for the registration under the Securities Act of such Restricted Notes. In general, Restricted Notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the Restricted Notes under the Securities Act or under any state securities laws.

Upon completion of the Exchange Offer, holders of the Restricted Notes will not be entitled to any further registration rights under registration rights agreement, except under limited circumstances.

Holders of the Exchange Notes and any Restricted Notes which remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the Indentures.

Consequences of Exchanging Restricted Notes

Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, we believe that the Exchange Notes may be offered for resale, resold or otherwise transferred by holders after the Exchange Offer other than by any holder who is one of our “affiliates” (as defined in Rule 405 under the Securities Act). Such Exchange Notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such Exchange Notes are acquired in the ordinary course of such holder’s business; and

•	such holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes.

However, the SEC has not considered the Exchange Offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances.

Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

•	it is not an affiliate of HealthSouth;

•	it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes and has no arrangement or understanding to participate in a distribution of Exchange Notes; and

•	it is acquiring the Exchange Notes in the ordinary course of its business.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes must acknowledge that such Restricted Notes were acquired by such broker-dealer as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the Exchange Offer.

In addition, to comply with state securities laws of certain jurisdictions, the Exchange Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the Exchange Notes. Unless a holder requests, we currently do not intend to register or qualify the sale of the Exchange Notes in any state where an exemption from registration or qualification is required and not available. “Transfer restricted securities” means each note until:

•	the date on which such note has been exchanged by a person other than a broker-dealer for a note in the Exchange Offer;

•

following the exchange by a broker-dealer in the Exchange Offer of an exchange note, the date on which the Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus;

•

the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement that we file in accordance with the registration rights agreement; or

•	the date on which such note is distributed to the public in a transaction under Rule 144 of the Securities Act.

DESCRIPTION OF THE EXCHANGE NOTES

HealthSouth Corporation issued the restricted Floating Rate Notes (the “Floating Rate Restricted Notes”) and the restricted Fixed Rate Notes (the “Fixed Rate Restricted Notes”) and will issue the exchange Floating Rate Notes (the “Floating Rate Exchange Notes” and together with the Floating Rate Restricted Notes, the “Floating Rate Notes”) and the exchange Fixed Rate Notes (the “Fixed Rate Exchange Notes” and, together with the Floating Rate Restricted Notes, the “Fixed Rate Notes” and, collectively with the Floating Rate Notes, the “Notes”) under separate indentures (each, an “Indenture” and, collectively, the “Indentures”) among itself, the Subsidiary Guarantors listed therein and The Bank of Nova Scotia Trust Company of New York, as trustee. The terms of each series of Restricted Notes and Exchange Notes include those stated in the applicable Indenture and those made part of such Indenture by reference to the Trust Indenture Act.

Certain terms used in this description are defined under the subheading “—Certain Definitions”. In this description, the word “Company” refers only to HealthSouth Corporation and not to any of its subsidiaries.

The following description is only a summary of the material provisions of the Indentures. We urge you to read the Indentures because they, not this description, define your rights as holders of Exchange Notes. You may request copies of these agreements at our address set forth under the heading “Where You Can Find More Information”.

Exchange Notes versus Restricted Notes

The terms of the Exchange Notes are substantially identical to those of the outstanding Restricted Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Notes do not apply to the Exchange Notes.

Brief Description of the Exchange Notes

These Exchange Notes:

•	will be unsecured senior obligations of the Company;

•	will be senior in right of payment to any existing and future Subordinated Obligations of the Company; and

•	will be guaranteed by each Subsidiary Guarantor.

Principal, Maturity and Interest

Floating Rate Exchange Notes

The Company will issue the Floating Rate Exchange Notes in an aggregate principal amount of up to $375 million. The Floating Rate Notes will mature on June 15, 2014. Subject to our compliance with the covenant described under the subheading “—Certain Covenants—Limitation on Indebtedness”, we are permitted to issue more Floating Rate Notes from time to time under the Indenture governing the Floating Rate Notes (the “Additional Floating Rate Notes”). The Floating Rate Notes and the Additional Floating Rate Notes, if any, will be treated as a single class for all purposes of the applicable Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the applicable Indenture and this “Description of the Exchange Notes”, references to the Notes or the Floating Rate Notes include any Additional Floating Rate Notes actually issued.

Interest on the Floating Rate Exchange Notes will accrue at a rate per annum, reset semiannually, equal to LIBOR plus 6.0%, as determined by the calculation agent (the “Calculation Agent”), which shall initially be the Trustee.

Interest on the Floating Rate Exchange Notes will be payable semiannually in arrears on June 15 and December 15 of each year, commencing on December 15, 2006. We will make each interest payment to the holders of record of the Floating Rate Exchange Notes on the immediately preceding June 1 and December 1. We will pay interest on overdue principal at 1% per annum in excess of the rate set forth above and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the Floating Rate Exchange Notes will accrue from the date of original issuance. Additional interest may accrue on the Floating Rate Exchange Notes in certain circumstances pursuant to the Registration Rights Agreement.

Set forth below is a summary of certain of the defined terms used in the Indenture governing the Floating Rate Notes.

“Determination Date”, with respect to an Interest Period, will be the second London Banking Day preceding the first day of such Interest Period.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include December 15, 2006.

“LIBOR”, with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a six-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount of U.S. dollars for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount of U.S. dollars to leading European banks for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate of the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

The amount of interest for each day that the Floating Rate Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Floating Rate Notes. The amount of interest to be paid on the Floating Rate Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards

(e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The Calculation Agent will, upon the request of the holder of any Floating Rate Note, provide the interest rate then in effect with respect to the Floating Rate Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company, the Subsidiary Guarantors and the holders of the Floating Rate Notes.

The Company will issue the Floating Rate Exchange Notes in denominations of $1,000 and any integral multiple of $1,000.

Fixed Rate Exchange Notes

The Company will issue the Fixed Rate Exchange Notes in an aggregate principal amount of up to $625 million. The Fixed Rate Notes will mature on June 15, 2016. Subject to our compliance with the covenant described under the subheading “—Certain Covenants—Limitation on Indebtedness”, we are permitted to issue more Fixed Rate Notes from time to time under the Indenture governing the Fixed Rate Notes (the “Additional Fixed Rate Notes”). The Fixed Rate Notes and the Additional Fixed Rate Notes, if any, will be treated as a single class for all purposes of the applicable Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the applicable Indenture and this “Description of the Exchange Notes”, references to the Notes or the Fixed Rate Notes include any Additional Fixed Rate Notes actually issued.

Interest on the Fixed Rate Exchange Notes will accrue at the rate of 10.75% per annum.

Interest on the Fixed Rate Exchange Notes will be payable semiannually in arrears on June 15 and December 15 of each year. We will make each interest payment to the holders of record of the Fixed Rate Exchange Notes on the immediately preceding June 1 and December 1. We will pay interest on overdue principal at 1% per annum in excess of the rate set forth above and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the Fixed Rate Exchange Notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Additional interest may accrue on the Fixed Rate Exchange Notes in certain circumstances pursuant to the Registration Rights Agreement.

The Company will issue the Fixed Rate Exchange Notes in denominations of $1,000 and any integral multiple of $1,000.

Optional Redemption

Floating Rate Notes

On and after June 15, 2009, we will be entitled at our option to redeem all or a portion of the Floating Rate Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on June 15 of the years set forth below:

Period	Redemption Price
2009	103.00%
2010	102.00%
2011	101.00%
2012 and thereafter	100.00%

Prior to June 15, 2009, we will be entitled at our option on one or more occasions to redeem Floating Rate Notes (which includes Additional Floating Rate Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Floating Rate Notes (which includes Additional Floating Rate Notes, if any) issued at a redemption price (expressed as a percentage of principal amount) of 100%, plus a premium equal to the interest rate per annum on the Floating Rate Notes applicable on the date that notice of redemption is given, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that

(1) at least 65% of such aggregate principal amount of Floating Rate Notes (which includes Additional Floating Rate Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Floating Rate Notes held, directly or indirectly, by the Company or its Affiliates); and

(2) each such redemption occurs within 90 days after the date of the related Equity Offering.

Fixed Rate Notes

On and after June 15, 2011, we will be entitled at our option to redeem all or a portion of the Fixed Rate Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on June 15 of the years set forth below:

Period	Redemption Price
2011	105.375%
2012	103.583%
2013	101.792%
2014 and thereafter	100.00%

Prior to June 15, 2009, we will be entitled at our option on one or more occasions to redeem Fixed Rate Notes (which includes Additional Fixed Rate Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Fixed Rate Notes (which includes Additional Fixed Rate Notes, if any) issued at a redemption price (expressed as a percentage of principal amount) of 110.75%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that

(1) at least 65% of such aggregate principal amount of Fixed Rate Notes (which includes Additional Fixed Rate Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Fixed Rate Notes held, directly or indirectly, by the Company or its Affiliates); and

(2) each such redemption occurs within 90 days after the date of the related Equity Offering.

Floating Rate Notes and Fixed Rate Notes

Prior to June 15, 2009 (in the case of the Floating Rate Notes) and June 15, 2011 (in the case of the Fixed Rate Notes), we will be entitled at our option to redeem all, but not less than all, of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means with respect to a Note at any redemption date, the greater of (1) 1.00% of the principal amount of such Note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such Note on June 15, 2009 (in the case of the Floating Rate Notes) or June 15, 2011 (in the case of the Fixed Rate Notes) (such redemption prices being described in the tables above in this “—Optional

Redemption” section, and exclusive of any accrued interest), plus (ii) all required remaining scheduled interest payments due on such Note through June 15, 2009 (in the case of the Floating Rate Notes, assuming that the rate of interest on the Floating Rate Notes for the period from the redemption date through June 15, 2009, will be equal to the rate of interest on the Floating Rate Notes in effect on the date on which the applicable notice of redemption is given) or June 15, 2011 (in the case of the Fixed Rate Notes) (but, in each case, excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the applicable Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after June 15, 2009 (in the case of the Floating Rate Notes) or June 15, 2011 (in the case of the Fixed Rate Notes), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to June 15, 2009 (in the case of the Floating Rate Notes) or June 15, 2011 (in the case of the Fixed Rate Notes), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to June 15, 2009 (in the case of the Floating Rate Notes) or June 15, 2011 (in the case of the Fixed Rate Notes).

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the Trustee after consultation with the Company.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. and their respective successors and assigns.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

Selection and Notice of Redemption

If we are redeeming less than all of a series of Notes at any time, the Trustee will select Notes of such Series on a pro rata basis to the extent practicable.

We will redeem Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants— Limitation on Sales of Assets and Subsidiary Stock”. We may at any time and from time to time purchase Notes in the open market or otherwise.

Guarantees

The Subsidiary Guarantors will jointly and severally Guarantee, on a senior unsecured basis, our obligations under the Exchange Notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. If, however, a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such other indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guaranty could be reduced to zero. See “Risk Factors—Federal and state statutes could allow courts, under specific circumstances, to void the subsidiary guaranties, subordinate claims in respect of the Exchange Notes and require note holders to return payments received from subsidiary guarantors”.

The Exchange Notes will be guaranteed by all of our subsidiaries that guarantee borrowings under the Credit Agreement or certain of our debt.

Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all guaranteed obligations under the applicable Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

Pursuant to the Indentures, (A) a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “—Certain Covenants—Merger and Consolidation” and (B) the Capital Stock of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described below under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”; provided, however, that in the case of the consolidation, merger or transfer of all or substantially all the assets of such Subsidiary Guarantor, if such other Person is not the Company, a Subsidiary Guarantor or a Receivables Entity, such Subsidiary Guarantor’s obligations under its Subsidiary Guaranty must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

(1) the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor, including the sale or disposition of Capital Stock of a Subsidiary Guarantor, following which such Subsidiary Guarantor is no longer a Subsidiary; or

(2) the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

in each case other than to the Company or an Affiliate of the Company and as permitted by the applicable Indenture and if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition. Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Subsidiary Guaranty will be released from its obligations thereunder.

The Subsidiary Guaranty of a Subsidiary Guarantor with respect to a series of Notes also will be released:

(1) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary under the applicable Indenture;

(2) at such time as (A) any Guarantee by such Subsidiary Guarantor of the obligations under the Credit Agreement and any other Guarantee that resulted in (or would by itself require) the creation of such Subsidiary Guaranty under the applicable Indenture has been released and discharged, except a discharge or release by or as a result of payment under such Guarantee, and (B) such Subsidiary Guarantor does not have any Indebtedness outstanding that resulted in (or would by itself require) the creation of such Subsidiary Guaranty under the applicable Indenture; or

(3) if we exercise our legal defeasance option or our covenant defeasance option as described under “—Defeasance” or if our obligations under the applicable Indenture are discharged in accordance with the terms of such Indenture.

Ranking

Senior Indebtedness versus Exchange Notes

The indebtedness evidenced by the Exchange Notes and the Subsidiary Guaranties will be unsecured and will rank pari passu in right of payment to the Senior Indebtedness of the Company and the Subsidiary Guarantors, as the case may be. Other than capital leases, substantially all of the Senior Indebtedness of the Subsidiary Guarantors consists of their respective guarantees of Senior Indebtedness of the Company under the Credit Agreement and with respect to the Exchange Notes.

The Exchange Notes will be unsecured obligations of the Company. Secured debt and other secured obligations of the Company and the Subsidiary Guarantors (including obligations with respect to the Credit Agreement) will be effectively senior to the Exchange Notes and the Subsidiary Guaranties to the extent of the value of the assets securing such debt or other obligations.

Liabilities of Subsidiaries versus Exchange Notes

A substantial amount of our operations are conducted through our subsidiaries. Certain of our wholly-owned subsidiaries, and substantially all of our non-wholly-owned subsidiaries, are not guaranteeing the Exchange Notes. In addition, as described above under “—Guarantees”, Subsidiary Guaranties may be released under certain circumstances. Also, our future subsidiaries may not be required to guarantee the Exchange Notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the Exchange Notes. Accordingly, the Exchange Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our non-guarantor subsidiaries.

Although the Indentures limit the incurrence of Indebtedness and preferred stock by certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indentures do not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indentures. See “—Certain Covenants—Limitation on Indebtedness”.

Book-Entry, Delivery and Form

Except as set forth below, Exchange Notes will be issued in the form of one or more global securities registered in the name of DTC or its nominee (the “Global Exchange Notes”). Exchange Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

Except as set forth below, the Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Exchange Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Exchange Notes for Certificated Notes”. Except in the limited circumstances described below, owners of beneficial interests in the Global Exchange Notes will not be entitled to receive physical delivery of Notes in certificated form.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Exchange Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Exchange Notes; and

(2) ownership of these interests in the Global Exchange Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Exchange Notes).

Investors in the Global Exchange Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Exchange Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Exchange Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Exchange Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Exchange Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Exchange Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indentures for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Exchange Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the applicable Indenture. Under the terms of the Indentures, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Exchange Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Exchange Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Notice to Investors”, transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Exchange Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Exchange Notes for legended Notes in certificated form, and to distribute such Notes to its participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Exchange Notes for Certificated Notes

A Global Exchange Note is exchangeable for Certificated Notes if:

(1) DTC (A) notifies the Company that it is unwilling or unable to continue as depositary for the Global Exchange Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing an Event of Default with respect to the Notes.

In all cases, Certificated Notes delivered in exchange for any Global Exchange Note or beneficial interests in Global Exchange Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors”, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Exchange Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Exchange Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the applicable Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Notice to Investors”.

Same Day Settlement and Payment

The Company will make payments in respect of the Notes represented by the Global Exchange Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its successor as depositary. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Exchange Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Registration Rights Agreement

We have agreed pursuant to the Registration Rights Agreement that we will, subject to certain exceptions,

(1) on or prior to the day (the “Filing Date”) that is 30 days after the Company is required under the Exchange Act to file its Report on Form 10-K with the SEC for the fiscal year ending December 31, 2006 (after giving effect to all applicable extensions under the Exchange Act), file a registration statement with the SEC with respect to a registered offer to exchange each series of Restricted Notes for Exchange Notes of the Company having terms substantially identical in all material respects to such series of Notes (except that the Exchange Notes will not contain transfer restrictions, registration rights or certain additional interest provisions);

(2) use our reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act no later than 180 days after the Filing Date;

(3) as soon as practicable after the effectiveness of the this Registration Statement (the “Effectiveness Date”), offer the Exchange Notes in exchange for surrender of the applicable Restricted Notes; and

(4) keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Restricted Notes.

In the event that:

(1) applicable interpretations of the staff of the SEC do not permit us to effect such a Exchange Offer; or

(2) for any other reason we do not consummate the Exchange Offer with respect to a series of Restricted Notes within 220 days of the Filing Date; or

(3) an initial purchaser of the Restricted Notes shall notify us following consummation of the Exchange Offer that Restricted Notes held by it are not eligible to be exchanged for Exchange Notes in the Exchange Offer; or

(4) certain holders are prohibited by law or SEC policy from participating in the Exchange Offer or may not resell the Exchange Notes acquired by them in the Exchange Offer to the public without delivering a prospectus (or an effective notice under Rule 173 under the Securities Act), then, we will, subject to certain exceptions,

(5) promptly file a shelf registration statement (the “Shelf Registration Statement”) with the SEC covering resales of the applicable series of Restricted Notes or the Exchange Notes, as the case may be;

(6)(A) in the case of clause (1) above, use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 180th day after the Filing Date and (B) in the case of clause (2), (3) or (4) above, use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 60th day after the date on which the Shelf Registration Statement is required to be filed; and

(7) keep the Shelf Registration Statement effective until the earliest of (A) the time when the applicable Notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (B) two years from the date on which the Restricted Notes were issued and (C) the date on which all Exchange Notes registered thereunder are disposed of in accordance therewith.

We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Restricted Notes or the Exchange Notes, as the case may be. A holder selling such Restricted Notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus (or an effective notice under Rule 173 under the Securities Act) to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations).

We may require each holder requesting to be named as a selling security holder to furnish to us such information regarding the holder and the distribution of the Notes by the holder as we may from time to time reasonably require for the inclusion of the holder in the Shelf Registration Statement, including requiring the holder to properly complete and execute such selling security holder notice and questionnaires, and any amendments or supplements thereto, as we may reasonably deem necessary or appropriate. We may refuse to name any holder as a selling security holder that fails to provide us with such information.

If we effect the Exchange Offer with respect to a series of Notes, we will be entitled to close the Exchange Offer 30 days after the commencement thereof provided that we have accepted all Notes of such series theretofore validly tendered in accordance with the terms of the Exchange Offer.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) the Company becomes aware that any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2) at any time during any period of up to 24 consecutive months, commencing on the Issue Date, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(3) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution; or

(4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person, other than a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the applicable Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of

Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indentures, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness”, “—Limitation on Liens” and “—Limitation on Sale/Leaseback Transactions”. Such restrictions can only be waived under each Indenture with the consent of the holders of a majority in principal amount of the Notes of the applicable series then outstanding. Except for the limitations contained in such covenants, however, the Indentures will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

Subject to certain exceptions, the Credit Agreement prohibits us from purchasing any Notes pursuant to a Change of Control Offer, and also provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when we are prohibited from purchasing Notes, we may seek the consent of our lenders to the purchase of Notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing Notes. In such case, our failure to offer to purchase Notes would constitute a Default under the Indentures, which would, in turn, constitute a default under the Credit Agreement.

Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

The provisions under each Indenture relative to our obligation to make an offer to repurchase the Notes issued thereunder as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of such Notes.

Certain Covenants

Each Indenture contains covenants including, among others, those summarized below.

Limitation on Indebtedness

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis the Consolidated Coverage Ratio exceeds 2.0 to 1.

(b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1) Indebtedness Incurred pursuant to the Credit Agreement; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed $2,550 million less the sum of all principal payments with respect to such Indebtedness made pursuant to paragraph (a)(3)(A) of, and in satisfaction of, the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock”;

(2) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guaranty;

(3) the Notes (excluding any Additional Floating Rate Notes and any Additional Fixed Rate Notes);

(4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

(6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6);

(7) Hedging Obligations directly related to Indebtedness permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to such Indenture or entered into in the ordinary course of business and not for speculative purposes;

(8) obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three Business Days of its Incurrence;

(10) Indebtedness consisting of the Subsidiary Guaranty of a Subsidiary Guarantor and any Guarantee by the Company or a Subsidiary Guarantor of Indebtedness or other obligations of the Company or any Restricted Subsidiary (other than Indebtedness Incurred pursuant to clause (5) above) so long as the

Incurrence of such Indebtedness or other obligations by the Company or such Restricted Subsidiary is permitted under the terms of the Indenture;

(11)(A) Purchase Money Indebtedness, (B) Capital Lease Obligations and (C) Attributable Debt, and Refinancing Indebtedness in respect thereof, in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed 10% of Consolidated Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto;

(12) Attributable Debt, and Refinancing Indebtedness in respect thereof, in respect of Specified Sale/Leaseback Transactions in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (12) and then outstanding, does not exceed 10% of Consolidated Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto;

(13) Indebtedness Incurred by a Receivables Entity in a Qualified Receivables Transaction;

(14) Preferred Stock issued by any Restricted Subsidiary formed to operate a single health care facility; provided that the amount of such Preferred Stock, when added to the aggregate amount of all other such Preferred Stock of Restricted Subsidiaries then outstanding, does not exceed 1% of Consolidated Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto; and

(15) Indebtedness of the Company or of any of its Restricted Subsidiaries in an aggregate principal amount that, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (14) above or paragraph (a)) does not exceed $125 million.

(c) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

(d) For purposes of determining compliance with this covenant:

(1) all Indebtedness outstanding under the Credit Agreement on the Issue Date will be treated as Incurred under clause (1) of paragraph (b) above;

(2) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses (provided that any Indebtedness originally classified as Incurred pursuant to any of clauses (b)(2) through (b)(15) above may later be reclassified as having been Incurred pursuant to paragraph (a) or any other of clauses (b)(2) through (b)(15) above to the extent that such reclassified Indebtedness could be Incurred pursuant to paragraph (a) or one of clauses (b)(2) through (b)(15) above, as the case may be, if it were Incurred at the time of such reclassification); and

(3) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

Limitation on Restricted Payments

(a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date; plus

(C) the amount by which Indebtedness of the Company is reduced on the Company’s balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D) an amount equal to the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person; plus

(E) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, except to the extent that the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent that such Investment constituted a Permitted Investment; plus

(F) $50 million.

(b) The preceding provisions will not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded in the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person that is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(4) so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved or ratified by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancellation of Indebtedness) shall not exceed $5,000,000 in any calendar year (provided that (A) if the Company and its Restricted Subsidiaries make less than $5,000,000 in the aggregate of such Restricted Payments in any calendar year, the unused amount for such calendar year may be carried over to the next succeeding calendar year (but not any other calendar year thereafter) and (B) the amount payable in any calendar year may be increased by an amount up to the sum of (i) the amount of cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company to employees, former employees, directors or former directors of the Company or any of its Subsidiaries, to the extent that the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(B) of paragraph (a) of this covenant, plus (ii) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date, less (iii) the amount of repurchases and other acquisitions previously made with the cash proceeds described in clauses (i) and (ii) above); provided, further, however, that (x) such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments and (y) cash proceeds referred to in clause (B)(i) above used to make Restricted Payments under this clause (4) shall be excluded in the calculation of amounts under clause (3)(B) of paragraph (a) above;

(5)(A) the declaration and payment of dividends on the Convertible Preferred Stock, and other cash payments at any time to reduce any accretion in the liquidation preference resulting from previously unpaid dividends on the Convertible Preferred Stock, in each case in accordance with the terms thereof in effect on the Issue Date and (B) the declaration and payments of dividends on Disqualified Stock issued pursuant to the covenant described under “—Limitation on Indebtedness”; provided, however, in each case, that at the time of payment of such dividend or other cash payment, no Default shall have occurred and be continuing (or result therefrom); provided, further, however, that dividends and cash payments referred to in this clause (5) shall be excluded in the calculation of the amount of Restricted Payments;

(6) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(7) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading; provided, further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(8) in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by such Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided, further, however, that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be excluded in the calculation of the amount of Restricted Payments;

(9) payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under “—Limitation on Indebtedness”; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided, further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments; or

(10) Restricted Payments in an amount that, when taken together with all Restricted Payments made pursuant to this clause (10), does not exceed $50 million; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

The amount of any Restricted Payment that is not made in cash shall be determined in a manner consistent with the determination of the amount of an Investment as set forth in the final sentence of the first paragraph of the definition of “Investment”.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

(1) with respect to clauses (a), (b) and (c),

(A) any encumbrance or restriction pursuant to applicable law, rule, regulation or order or an agreement in effect at or entered into on the Issue Date;

(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(C) any encumbrance or restriction pursuant to any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of an agreement referred to in clause (A) or (B) above; provided, however, that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is no more restrictive, as reasonably determined by the Company, with respect to such encumbrances and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(D) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(E) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(F) any limitation or prohibition on the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements, which limitation or prohibition is applicable only to the assets that are the subject of such agreements;

(G) any encumbrance or restriction existing under or by reason of contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Entity; and

(2) with respect to clause (c) only,

(A) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

(B) any encumbrance or restriction contained in Capital Lease Obligations, any agreement governing Purchase Money Indebtedness, security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such Capital Lease Obligations, Purchase Money Indebtedness, security agreements or mortgages.

Limitation on Sales of Assets and Subsidiary Stock

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; provided, however, that this clause (2) shall not apply to the sale or other disposition of the Company’s diagnostic division; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition, other than any Asset Disposition that constitutes (i) a Syndication or a resyndication transaction in the ordinary course of business or (ii) a Specified Sale/Leaseback Transaction, is applied by the Company (or such Restricted Subsidiary, as the case may be)

(A) to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or a Subsidiary Guarantor or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary that is not a Subsidiary Guarantor (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) to the extent the Company elects (including with respect to the balance of such Net Available Cash after application (if any) in accordance with clause (A)), to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C) to the extent of the balance of such Net Available Cash after application (if any) in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior

Indebtedness of the Company designated by the Company) to purchase Notes (and such other Senior Indebtedness of the Company) pursuant to and subject to the conditions contained in the applicable Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness made to satisfy clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $20 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1) the assumption or discharge of any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of such assets and for which the Company and all of the Restricted Subsidiaries have been released by all creditors in writing;

(2) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary within 180 days into cash, to the extent of cash received in that conversion;

(3) all Temporary Cash Investments; and

(4) any Designated Noncash Consideration having an aggregate Fair Market Value that, when taken together with all other Designated Noncash Consideration previously received and then outstanding, does not exceed at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value) $30 million.

(b) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the applicable Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Notes (and other Senior Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $20 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2) if such Affiliate Transaction involves an amount in excess of $10 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(3) if such Affiliate Transaction involves an amount in excess of $50 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of the preceding paragraph (a) will not prohibit:

(1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments”;

(2) any employment or consulting agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or approved by the Board of Directors, and payments pursuant thereto;

(3) loans or advances to employees in the ordinary course of business of the Company or its Restricted Subsidiaries, but in any event not to exceed $10 million in the aggregate outstanding at any one time;

(4) the payment of reasonable fees or other reasonable compensation to, or the provision of customary benefits or indemnification arrangements to, directors of the Company and its Restricted Subsidiaries;

(5) any transaction with the Company, a Restricted Subsidiary or any Person that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary or Person;

(6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(7) any agreement as in effect on the Issue Date and described in the offering memorandum for the Notes or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable in any material respect to the Company or the Restricted Subsidiaries) and the transactions evidenced thereby;

(8) the provision of services to directors or officers of the Company or any of its Restricted Subsidiaries of the nature provided by the Company or any of its Restricted Subsidiaries to customers in the ordinary course of business; and

(9) transactions effected as a part of a Qualified Receivables Transaction.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Sale/Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1) the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on Indebtedness” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under “—Limitation on Liens”;

(2) the gross proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the Fair Market Value of such property; and

(3) the Company applies the proceeds of such transaction in compliance with the covenant described under “—Limitation on Sale of Assets and Subsidiary Stock”.

Merger and Consolidation

(a) The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and such Indenture;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, (A) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness” or (B) the Consolidated Coverage Ratio for the Successor Company would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with such Indenture, provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company (so long as no Capital Stock of the Company is distributed to any Person) or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under such Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

(b) The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1) except in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary of the Company, in both cases, if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with such Indenture.

Future Guarantors

The Company will cause each Restricted Subsidiary that (a) Guarantees any Indebtedness of the Company or any Subsidiary Guarantor (other than Indebtedness permitted to be Incurred pursuant to clause (2), (8) or (9) of paragraph (b) of the covenant described under “—Limitation on Indebtedness”) or (b) Incurs any Indebtedness other than Eligible Indebtedness, to, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in such Indenture.

SEC Reports

Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (subject to the next sentence) and provide the Trustee and Noteholders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. If at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the SEC. At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, at any time when the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will furnish to the Holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Defaults

Each of the following is an Event of Default under the Indenture governing the Floating Rate Notes and the Fixed Rate Notes, as the case may be:

(1) a default in the payment of interest on the Notes when due, continued for 30 days;

(2) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3) the failure by the Company to comply with its obligations under “—Certain Covenants—Merger and Consolidation” above;

(4) the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its agreements contained in such Indenture;

(5) Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $50 million (the “cross acceleration provision”);

(6) certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

(7) any judgment or decree for the payment of money in excess of $50 million is entered against the Company, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or effectively stayed (the “judgment default provision”); or

(8) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty.

However, a default under clause (4) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes of such series notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes of such series may declare the principal of and accrued but unpaid interest on all the Notes of such series to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes of a series may rescind any such acceleration with respect to the Notes of such series and its consequences.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes of a series pursuant to the optional redemption provisions of such Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes of such series.

Subject to the provisions of the Indentures relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the applicable Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the applicable Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding Notes of such series have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in principal amount of the outstanding Notes of such series have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes of a series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or such Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes of the applicable series notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interest of the holders of the applicable Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, each Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes of the applicable series then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange for, the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes of such series then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1) reduce the amount of Notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or change the Stated Maturity of any Note;

(4)(i) reduce the amount payable upon the redemption of any Note or (ii) change the time at which any Note may be redeemed, in each case as described under “—Optional Redemption” above;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7) make any change in the amendment provisions that require each holder’s consent or in the waiver provisions;

(8) make any change in the ranking or priority of any Note that would adversely affect the Noteholders; or

(9) make any change in, or release other than in accordance with the applicable Indenture, any Subsidiary Guaranty that would adversely affect the Noteholders.

Notwithstanding the preceding, without the consent of any holder of the Notes, the Company, the Subsidiary Guarantors and Trustee may amend the applicable Indenture:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under such Indenture;

(3) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4) to add Guarantees with respect to the Notes, including any Subsidiary Guaranties, or to secure the Notes;

(5) to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

(6) to make any change that does not adversely affect the rights of any holder of the Notes;

(7) to conform the text of such Indenture or the Notes to any provision of this “Description of the Exchange Notes” to the extent that such provision in this “Description of the Exchange Notes” was intended to be a verbatim recitation of a provision of such Indenture or the Exchange Notes;

(8) to comply with any requirement of the SEC in connection with the qualification of such Indenture under the Trust Indenture Act; or

(9) to make any amendment to the provisions of such Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with such Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the holders of the Notes is not necessary under the Indentures to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under an Indenture becomes effective, we are required to mail to holders of the Notes of such series a notice briefly describing such amendment. However, the failure to give such notice to all holders of such Notes, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Company nor any Affiliate of the Company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of an Indenture or the Notes of a series unless such consideration is offered to all Holders of such Notes and is paid to all Holders of such Notes that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer

The Exchange Notes will be issued in registered form and will be transferable only upon the surrender of the Exchange Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

When we (1) deliver to the Trustee all outstanding Notes of a series for cancellation or (2) all outstanding Notes of a series have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes of a series, including interest thereon to maturity or such redemption date, and if in either case we pay all other sums payable under the applicable Indenture by us, then such Indenture shall, subject to certain exceptions, cease to be of further effect.

Defeasance

At any time, we may terminate all our obligations under the Notes of a series and the applicable Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, at any time we may terminate our obligations under “—Change of Control” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default provision described under “—Defaults” above and the limitations contained in clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option with respect to a series of Notes, payment of the Notes of such series may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option with respect to a series of Notes, payment of the Notes of such series may not be accelerated because of an Event of Default specified in clause (4), (5), (6) (with respect only to Significant Subsidiaries and

Subsidiary Guarantors) or (7) under “—Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option with respect to a series of Notes, each Subsidiary Guarantor under the applicable Indenture will be released from all of its obligations with respect to its Subsidiary Guaranty in respect of such Notes.

In order to exercise either of our defeasance options with respect to a series of Notes, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes of such series to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

The Bank of Nova Scotia Trust Company of New York is the Trustee under each of the Indentures and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

The Indentures contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of such Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, any Subsidiary Guaranty or the Indentures or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indentures and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Additional Assets” means:

(1) any property or assets used in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. No Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B) for purposes of the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) that is not prohibited by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or that constitutes a Permitted Investment;

(C) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “—Certain Covenants—Merger and Consolidation”;

(D) a disposition of assets with a Fair Market Value of less than or equal to $2 million;

(E) sales of damaged, worn-out or obsolete equipment or assets in the ordinary course of business that, in the Company’s reasonable judgment, are no longer either used or useful in the business of the Company or its Subsidiaries;

(F) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(G) sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

(H) transfers of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction;

(I) leases or subleases to third Persons in the ordinary course of business that do not interfere in any material respect with the business of the Company or any of its Restricted Subsidiaries;

(J) a disposition of cash or Temporary Cash Investments; and

(K) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien)).

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the lease, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2) the sum of all such payments.

“Birmingham Hospital Transaction” means, collectively, the sale of the Downtown Birmingham Medical Center and, to the extent required in connection therewith, the acquisition of, and the buyout of leases with respect to, such property and Sale/Leaseback Transactions with Healthcare Realty Trust Incorporated and DR Acquisition of Alabama, Inc., in each case to the extent consummated on or prior to September 10, 2006.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain Covenants—Limitation on Liens”, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Captive Insurance Subsidiary” means HCS, Ltd., a Cayman Islands entity, and any successor to it, and any other Subsidiary formed for the purpose of facilitating self-insurance programs of the Company and its Subsidiaries.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Amortization Expense” means, for any Person for any period, the amortization expense of such Person and its Restricted Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income of such Person), determined on a consolidated basis in accordance with GAAP, excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness (and the application of the proceeds thereof) as if such Indebtedness had been Incurred on the first day of such period;

(2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, that constitutes a hospital or other health care-related business or all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

(5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company (and shall include any applicable Pro Forma Cost Savings). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness).

If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.

“Consolidated Depreciation Expense” means, for any Person for any period, the depreciation expense of such Person and its Restricted Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income of such Person), determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” means, for any Person for any period, the provision for taxes based on income and profits of such Person and its Restricted Subsidiaries to the extent such provision for income taxes was deducted in computing Consolidated Net Income of such Person for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, net of interest income of the Company and its consolidated Restricted Subsidiaries (other than interest income of any Captive Insurance Subsidiary that is a Restricted Subsidiary), plus, to the extent not included in the calculation of total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1) interest expense attributable to Capital Lease Obligations;

(2) amortization of debt discount;

(3) capitalized interest;

(4) non-cash interest expense;

(5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6) net payments made or received pursuant to Hedging Obligations;

(7) dividends accrued in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary, in each case held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Company in good faith);

(8) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

(9) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A) subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition;

(3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A) subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4) any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5) any net income or net losses from discontinued operations;

(6) extraordinary gains or losses; and

(7) the cumulative effect of a change in accounting principles,

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) or (a)(3)(E) thereof.

“Consolidated Tangible Assets” as of any date means the total assets of the Company and its Restricted Subsidiaries (excluding any assets that would be classified as “intangible assets” under GAAP) on a consolidated basis at such date, as determined in accordance with GAAP, less (i) all write-ups subsequent to the Issue Date in the book value of any asset owned by the Company or any of its Restricted Subsidiaries and (ii) Investments in and assets of Unrestricted Subsidiaries.

“Convertible Preferred Stock” means the Company’s Series A Convertible Perpetual Preferred Stock issued and outstanding on the Issue Date.

“Credit Agreement” means the Credit Agreement dated as of March 10, 2006, by and among the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent and the other lenders and agents party thereto from time to time, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders (including by means of sales of debt securities to institutional investors).

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is designated by the Company as Designated Noncash Consideration, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Noncash Consideration, which cash and cash equivalents shall be considered Net Available Cash received as of such date and shall be applied pursuant to the covenant described under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”.

“Digital Hospital” means the planned 219-bed acute care hospital located on Highway 280 in Birmingham, Alabama as replacement for the HealthSouth Medical Center.

“Digital Hospital Transaction” means any sale or other related disposition of real property (and any improvements thereon) involving the Digital Hospital.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the date that is 91 days after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the date that is 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Certain Covenants—Change of Control”.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to such Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person. The Convertible Preferred Stock, based on the terms thereof in effect on the Issue Date, is not Disqualified Stock.

“EBITDA” of any Person for any period means Consolidated Net Income of such Person for such period plus, without duplication, the sum for such Person of the following to the extent deducted in calculating Consolidated Net Income for such period:

(1) Consolidated Income Tax Expense,

(2) Consolidated Depreciation Expense,

(3) Consolidated Amortization Expense,

(4) Consolidated Interest Expense,

(5) all other non-cash items or non-recurring non-cash items reducing Consolidated Net Income of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP (including non-cash charges incurred as a result of the application of SFAS No. 123(R); provided that cash expenditures made in respect of items to which the charges referred to in this clause (5) relate in an aggregate amount in excess of $10,000,000 for any period of four consecutive fiscal quarters shall be deducted in determining EBITDA for the period during which such expenditures are made,

(6) any restructuring charges in respect of legal fees associated with the government, class-action and shareholder derivative litigation described in the Company’s Report on Form 10-K for the fiscal year ended December 31, 2005,

(7) fees, costs and expenses related to the Recapitalization Transactions,

(8) any losses from discontinued operations and closed locations,

(9) costs and expenses related to the settlement of the Shareholder Litigation, and

(10) charges in respect of professional fees for reconstruction and restatement of financial statements (including matters related to internal controls and documentation) that relate to the fiscal years ended December 31, 2000, 2001, 2002, 2003, 2004 and 2005 and the fiscal quarters occurring during such fiscal years, in each case determined on a consolidated basis in accordance with GAAP, less all unusual non-cash items or non-recurring non-cash items to the extent increasing Consolidated Net Income of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Eligible Indebtedness” means any Indebtedness other than:

(1) Indebtedness in the form of, or represented by, bonds (other than surety bonds, indemnity bonds, performance bonds or bonds of a similar nature) or other securities or any Guarantee thereof; and

(2) Indebtedness that is, or may be, quoted, listed or purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, the market for securities eligible for resale pursuant to Rule 144A under the Securities Act).

“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) of the Company, other than public offerings with respect to the Company’s common stock registered on Form S-8 under the Securities Act and other than issuances to any Subsidiary of the Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the debt securities of the Company issued pursuant to the applicable Indenture in exchange for, and in an aggregate principal amount equal to, the Notes issued thereunder, in compliance with the terms of the Registration Rights Agreement.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing and able buyer and an unaffiliated willing seller, neither of whom is under undue pressure or compulsion to complete the transaction, as such price is determined in good faith by (1) the Chief Financial Officer, the Treasurer or the Chief Accounting Officer of the Company (unless otherwise provided in the applicable Indenture) for transactions valued at, or below, $10 million, or (2) the Board of Directors of the Company (unless otherwise provided in the applicable Indenture) for transactions valued in excess of $10 million.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranty Agreement” means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the Notes on the terms provided for in each Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “—Certain Covenants—Limitation on Indebtedness”:

(1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by Notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the applicable Indenture (but excluding, in each case, any accrued dividends);

(6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude indemnification, purchase price adjustment, holdback and contingency payment obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Interim Loan Agreement” means the Interim Loan Agreement dated as of March 10, 2006, among the Company, the subsidiary guarantors named therein, the lenders named therein and the administrative agent named therein.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Issue Date” means June 14, 2006.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including legal, accounting and investment banking fees and commissions), and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2) another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3) cash and Temporary Cash Investments;

(4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to officers, directors and employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8) any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” or (B) a disposition of assets not constituting an Asset Disposition;

(9) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11) any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(12) any Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(13) any Person arising from the transfer of assets made pursuant to the Digital Hospital Transaction;

(14) a Receivables Entity, or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness; provided, however, that any Investment in a Receivables Entity is in the form of a purchase money note, contribution of additional receivables or an equity interest; or

(15) Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (15) and outstanding on the date such Investment is made, do not exceed 7.5% of Consolidated Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, performance bonds or obligations of a like nature or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(3) Liens for taxes, assessments or other governmental charges or claims, in each case not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7) Liens to secure (i) Indebtedness permitted pursuant to clause (b)(1) under “—Certain Covenants—Limitation on Indebtedness” and (ii) Attributable Debt in respect of Specified Sale/ Leaseback Transactions; provided, however, that the Liens referred to in this clause (ii) may not extend to any assets or property other than the assets and property subject to the Specified Sale/Leaseback Transaction;

(8) Liens existing on the Issue Date (other than Liens referred to in the foregoing clause (7)(i));

(9) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(10) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(11) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person;

(12) Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under such Indenture;

(13) any Lien on accounts receivable and related assets of the types specified in the definition of “Qualified Receivables Transaction” incurred in connection with a Qualified Receivables Transaction;

(14) Liens in favor of the Company or the Subsidiary Guarantors;

(15) leases, subleases, licenses or sublicenses granted to third parties entered into in the ordinary course of business which do not materially interfere with the conduct of the business of the Company and the Restricted Subsidiaries and which do not secure any Indebtedness;

(16) Liens securing judgments, decrees, orders or awards for the payment of money not constituting an Event of Default in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or in respect of which the period within which such appeal or proceedings may be initiated shall not have expired;

(17) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (7)(ii), (8), (9) or (10); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (7)(ii), (8), (9) or (10) at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

(18) other Liens securing Indebtedness to the extent such Indebtedness, when taken together with all other Indebtedness secured by Liens Incurred pursuant to this clause (18) and outstanding on the date such other Lien is Incurred, does not exceed 5% of Consolidated Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto.

Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clause (6), (9) or (10) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under “—Certain Covenants—Limitation on Sale of Assets and Subsidiary Stock”. For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in costs that were

(1) directly attributable to an asset acquisition and calculated on a basis that is consistent with Regulation S-X under the Securities Act in effect and applied as of the Issue Date, or

(2) implemented by the business that was the subject of any such asset acquisition within the six months prior to or following the date of the asset acquisition and that are supportable and quantifiable by the underlying accounting records of such business, as if, in the case of each of clause (1) and (2), all such reductions in costs had been effected as of the beginning of such period.

“Purchase Money Indebtedness” means Indebtedness (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (2) Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements, in the ordinary course of business, provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specific asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; provided, further, however, that such Indebtedness is Incurred within 180 days after such acquisition of such assets.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to:

(1) a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) or

(2) any other Person (in the case of a transfer by a Receivables Entity),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided, however, that the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the chief financial officer of the Company).

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries to secure Indebtedness permitted pursuant to clause (1) of paragraph (b) under “—Certain Covenants—Limitation on Indebtedness” shall not be deemed a Qualified Receivables Transaction.

“Recapitalization Transactions” means the offering of Convertible Preferred Stock completed on or about March 7, 2006, the borrowing of loans under the Interim Loan Agreement and the Credit Agreement on March 10, 2006, and the use of the proceeds thereof to (A) complete the tender offer for the Company’s then-existing senior Notes and senior subordinated Notes and (B) prepay the loans under, and terminate, the Company’s then-existing senior secured credit agreement, senior subordinated credit agreement and term loan agreement.

“Receivables Entity” means (a) a Wholly Owned Subsidiary of the Company that is designated by the Board of Directors (as provided below) as a Receivables Entity or (b) another Person engaging in a Qualified Receivables Transaction with the Company, which Person engages in the business of the financing of accounts receivable, and in either of clause (a) or (b):

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such entity

(A) is Guaranteed by the Company or any Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings),

(B) is recourse to or obligates the Company or any Subsidiary of the Company in any way (other than pursuant to Standard Securitization Undertakings), or

(C) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings);

(2) the entity is not an Affiliate of the Company or is an entity with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms that the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(3) is an entity to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with such Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided, further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of the Company or a Subsidiary Guarantor or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means the Registration Rights Agreement dated June 14, 2006, among the Company and the Initial Purchasers.

“Related Business” means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business.

“Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than

(A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock),

(B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and

(C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or any Subsidiary Guarantor (other than (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate in right of payment to the Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(3) any obligation of such Person to the Company or any Subsidiary;

(4) any liability for Federal, state, local or other taxes owed or owing by such Person;

(5) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(6) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(7) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of such Indenture.

“Shareholder Litigation” means the federal securities class actions and the derivative actions brought against the Company and/or certain of its former directors and officers and certain other parties in the United States District Court for the Northern District of Alabama and the Circuit Court in Jefferson County, Alabama relating to financial reporting and related activity that occurred at the Company during periods ended in March 2003.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Specified Property” means the real property and improvements thereon for (a) rehabilitation hospitals in Fredericksburg, Virginia; Sarasota, Florida and Petersburg, Virginia, (b) long-term acute care facilities in Sarasota, Florida; Huntsville, Alabama; Kansas City, Missouri; Tucson, Arizona and Charlottesville, Virginia and (c) surgery centers in Des Moines, Iowa and Joliet, Illinois, in each case under construction or anticipated to be constructed as of the Issue Date.

“Specified Sale/Leaseback Transaction” means (A) a Sale/Leaseback Transaction consisting of a sale or other transfer of (i) a Specified Property or (ii) any other real property and improvements thereon identified after the Issue Date prior to the acquisition or construction thereof by written notice from the Company to the Trustee which notice shall also contain a reasonably detailed summary of the construction and other improvements that the Company intends to make on the applicable real property), in each case to a real estate investment trust or other Person within 180 days after completion of all principal construction and improvements thereon and the simultaneous lease of such property by such real estate investment trust or other Person to the Company or a Restricted Subsidiary and (B) a Sale/Leaseback Transaction that is a Birmingham Hospital Transaction.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company that, taken as a whole, are customary in an accounts receivable transaction.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Subsidiary of the Company that executes the Indentures as a guarantor on the Issue Date and each other Subsidiary of the Company that thereafter Guarantees the Notes pursuant to the terms of the Indentures.

“Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.

“Syndication” means the sale of partnership or other equity interests in Subsidiaries of the Company or other Persons controlled by the Company that own or operate surgery, diagnostic or other health care facilities to (i) participating physicians, radiologists and other specialists, (ii) professional corporations and other legal entities owned or controlled by such participating physicians, radiologists and other specialists and (iii) participating hospitals and other health care providers. For purposes of this definition, “controlled” shall have the meaning set forth in the definition of “Affiliate”.

“Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to Standard and Poor’s;

(5) investments in securities issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s or “A2” by Moody’s;

(6) eligible banker’s acceptances, repurchase agreements and tax-exempt municipal bonds having a maturity of less than one year, in each case having a rating of, or evidencing the full recourse obligation of a person whose senior debt is rated, at least “A” by Standard & Poor’s and at least “A2” by Moody’s; and

(7) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (6) above.

“Trustee” means The Bank of Nova Scotia Trust Company of New York until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments”.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences to a holder of Restricted Notes relating to the exchange of Restricted Notes for Exchange Notes. This summary is based upon existing U.S. federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular investors in light of their individual circumstances, such as holders of Restricted Notes subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations), and partnerships and their partners), or holders who hold the Restricted Notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes or that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any state, local, or non-U.S. tax considerations.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT HIS TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF THE EXCHANGE NOTES.

Exchange of Restricted Notes for Exchange Notes

An exchange of Restricted Notes for Exchange Notes pursuant to the exchange offer will be ignored for U.S. federal income tax purposes. Consequently, a holder of Restricted Notes will not recognize gain or loss, for U.S. federal income tax purposes, as a result of exchanging Restricted Notes for Exchange Notes pursuant to the exchange offer. The holding period of the Exchange Notes will be the same as the holding period of the Restricted Notes and the tax basis in the Exchange Notes will be the same as the adjusted tax basis in the Restricted Notes as determined immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes where such Restricted Notes were acquired as a result of market-making activities or other trading activities. We and the subsidiary guarantors have agreed that, starting on the expiration date and ending up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until June 18, 2007, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of up to 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

We have agreed to pay all expenses incidental to the Exchange Offer (including the expenses of counsel for holders of the Exchange Notes) other than commissions or concessions of any brokers or dealers and will indemnify holders of the Exchange Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the validity of the Exchange Notes offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

The financial statements incorporated in this prospectus by reference to HealthSouth Corporation’s Current Report on Form 8-K dated March 30, 2007 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of HealthSouth Corporation for the year ended December 31, 2006, have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

This prospectus “incorporates by reference” information that we have filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Accordingly, we incorporate by reference the specific documents listed below and any future filings made with the SEC after the date hereof under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act which will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date we subsequently file such reports and documents until the termination of this offering:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 1, 2007, as amended by our Form 10-K/A filed with the SEC on March 22, 2007 (the financial statements included therein have been superceded by the financial statements filed as Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on March 30, 2007)

•	Our Current Report on Form 8-K that was filed with the SEC on January 12, 2007;

•	Our Current Report on Form 8-K that was filed with the SEC on January 30, 2007;

•	Our Current Report on Form 8-K that was filed with the SEC on February 9, 2007;

•	Our Current Report on Form 8-K that was filed with the SEC on February 20, 2007;

•	Our Current Report on Form 8-K that was filed with the SEC on March 1, 2007;

•	Our Current Report on Form 8-K that was filed with the SEC on March 5, 2007;

•	Our Current Report on Form 8-K that was filed with the SEC on March 14, 2007;

•	Our Current Report on Form 8-K that was filed with the SEC on March 26, 2007;

•	Our Current Reports on Form 8-K that were filed with the SEC on March 30, 2007;

•	Our Current Report on Form 8-K that was filed with the SEC on April 19, 2007; and

•	Our Current Report on Form 8-K that was filed with the SEC pursuant to Items 8.01 and 9.01 on May 2, 2007.

We will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

HealthSouth Corporation

One HealthSouth Parkway

Birmingham, Alabama 35243

Attn: General Counsel

(205) 967-7116

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act, and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

We have filed with the SEC a registration statement on Form S-4 pursuant to the Securities Act, and the rules and regulations promulgated thereunder, with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all the information contained in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the Registration Statement.

You may copy and inspect the Registration Statement, including the exhibits thereto, and the periodic reports and information referred to above at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings are also available to the public from commercial document retrieval services and at the Internet worldwide website maintained by the SEC at “http://www.sec.gov.”

In addition, you may obtain these materials on our website. Our Internet website address is www.healthsouth.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment decision with respect to our common stock.

You may also request a copy of any SEC filings, and any information required by Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act, at no cost, by contacting:

HealthSouth Corporation

One HealthSouth Parkway

Birmingham, Alabama 35243

Attention: General Counsel

HealthSouth Corporation

OFFER TO EXCHANGE

$375 million aggregate principal amount of Floating Rate Senior Notes due 2014 in exchange for $375 million aggregate principal amount of Floating Rate Senior Notes due 2014, which have been registered under the Securities Act of 1933, as amended

AND

$625 million aggregate principal amount of 10.75% Senior Notes due 2016 in exchange for $625 million aggregate principal amount of 10.75% Senior Notes due 2016, which have been registered under the Securities Act

PROSPECTUS

Until June 18, 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotment or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the restated certificate of incorporation, as amended and the amended and restated bylaws of HealthSouth Corporation, a Delaware corporation (the “Registrant”). Article VI or the Registrant’s amended and restated bylaws provides that, to the full extent permitted by applicable law, the Registrant will indemnify any person (and the heirs, executors and administrators of such person) who, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant was or is a party or is threatened to be a party to (a) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such action, suit or proceeding, or, (b) any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit. Moreover, any indemnification by the Registrant pursuant thereto will not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

The indemnification permitted under the DGCL is not exclusive, and pursuant to Section 145 of the DGCL, a corporation is empowered to purchase and maintain insurance against liabilities whether or not indemnification would be permitted by statute. Article VI of the Registrant’s amended and restated bylaws provides that its has the power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under applicable law. The Registrant presently has an insurance policy for its directors and officers in the amount of $200 million, which includes $50 million in coverage for individual directors and officers in circumstances where we are legally or financially unable to indemnify these individuals.

Section 102(b)(7) of the DGCL allows a Delaware corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Pursuant to Section 102(b)(7) of the DGCL, Article NINTH of The Registrant’s restated certificate of incorporation provides that no director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director except (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (d) for any transaction from which the Director derived an improper personal benefit.

Under separate indemnification agreements with HealthSouth Corporation, each director and certain officers of the Registrant are indemnified against all liabilities relating to his or her position as a director or officer of HealthSouth Corporation, to the fullest extent permitted under applicable laws.

Item 21. Exhibits and Financial Statement Schedules.

See the “Exhibit Index” following the signature pages hereto.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the Plan of Distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on May 3, 2007.

HEALTHSOUTH CORPORATION

By:	/S/ JOHN P. WHITTINGTON
Name:	John P. Whittington
Title:	Executive Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Jay Grinney	President, Chief Executive Officer and Director (Principal Executive Officer)	May 3, 2007

* John Workman	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 3, 2007

* Jon F. Hanson	Chairman of the Board of Directors	May 3, 2007

* Edward A. Blechschmidt	Director	May 3, 2007

* Donald L. Correll	Director	May 3, 2007

* Yvonne M. Curl	Director	May 3, 2007

* Charles M. Elson	Director	May 3, 2007

* Leo I. Higdon, Jr.	Director	May 3, 2007

Signature	Title	Date

* John E. Maupin, Jr.	Director	May 3, 2007

* L. Edward Shaw, Jr.	Director	May 3, 2007

*By:	/S/ JOHN P. WHITTINGTON
John P. Whittington Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on May 3, 2007.

Advantage Health Development Corp.
Advantage Health Harmarville Rehabilitation Corporation
ASC Network Corporation
Baton Rouge Rehab, Inc.
Chiron, Inc.
CMS Development and Management Company, Inc.
CMS Jonesboro Rehabilitation, Inc.
CMS Topeka Rehabilitation, Inc.
Continental Medical of Arizona, Inc.
Continental Medical Systems, Inc.
Continental Rehabilitation Hospital of Arizona, Inc.
Diagnostic Health Corporation
HEALTHSOUTH Diagnostic Centers, Inc.
HEALTHSOUTH LTAC of Sarasota, Inc.
HEALTHSOUTH Medical Center, Inc.
HEALTHSOUTH of Alexandria, Inc.
HEALTHSOUTH of Altoona, Inc.
HEALTHSOUTH of Austin, Inc.
HEALTHSOUTH of Charleston, Inc.
HEALTHSOUTH of Dothan, Inc.
HEALTHSOUTH of Erie, Inc.
HEALTHSOUTH of Fort Smith, Inc.
HEALTHSOUTH of Henderson, Inc.
HEALTHSOUTH of Houston, Inc.
HEALTHSOUTH of Mechanicsburg, Inc.
HEALTHSOUTH of Midland, Inc.
HEALTHSOUTH of Montgomery, Inc.
HEALTHSOUTH of New Mexico, Inc.
HEALTHSOUTH of Nittany Valley, Inc.
HEALTHSOUTH of Pittsburgh, Inc.
HEALTHSOUTH of Reading, Inc.
HEALTHSOUTH of San Antonio, Inc.
HEALTHSOUTH of Sewickley, Inc.
HEALTHSOUTH of South Carolina, Inc.
HEALTHSOUTH of Spring Hill, Inc.
HEALTHSOUTH of Texarkana, Inc.
HEALTHSOUTH of Texas, Inc.
HEALTHSOUTH of Toms River, Inc.
HEALTHSOUTH of Treasure Coast, Inc.
HEALTHSOUTH of Utah, Inc.
HEALTHSOUTH of York, Inc.
HEALTHSOUTH of Yuma, Inc.

HEALTHSOUTH Rehabilitation Center, Inc.
HEALTHSOUTH Rehabilitation Hospital of Odessa, Inc.
HEALTHSOUTH S.C. of Portland, Inc.
HEALTHSOUTH S.C. of Scottsdale-Bell Road, Inc.
HEALTHSOUTH Specialty Hospital, Inc.
HEALTHSOUTH Sub-Acute Center of Mechanicsburg, Inc.
HEALTHSOUTH Surgery Center of Fairfield, Inc.
HEALTHSOUTH Surgery Centers-West, Inc.
HEALTHSOUTH Surgical Center of Tuscaloosa, Inc.
HSC of Beaumont, Inc.
HVPG of California, Inc.
Lakeland Physicians Medical Building, Inc.
Lakeshore System Services of Florida, Inc.
Little Rock-SC, Inc.
National Imaging Affiliates, Inc.
National Surgery Centers, Inc.
Neuro Imaging Institute, Inc.
New England Rehabilitation Hospital, Inc.
New England Rehabilitation Management Co., Inc.
North Louisiana Rehabilitation Center, Inc.
NSC Connecticut, Inc.
NSC Houston, Inc.
NSC Seattle, Inc.
Rehab Concepts Corp.
Rehabilitation Hospital Corporation of America, Inc.
Rehabilitation Hospital of Colorado Springs, Inc.
Rehabilitation Hospital of Nevada—Las Vegas, Inc.
Rehabilitation Hospital of Plano, Inc.
Rehabilitation Institute Of Western Massachusetts, Inc.
SCA—Roseland, Inc.
SCA-Dalton, Inc.
SCA-Shelby Development Corp.
SelectRehab, Inc.
Sherwood Rehabilitation Hospital, Inc.
Southeast Texas Rehabilitation Hospital, Inc.
Surgery Center Holding Corporation
Surgical Care Affiliates, Inc.
Surgical Health Corporation
Surgicare of Huntsville, Inc.
Surgicare of Laguna Hills, Inc.
Tarrant County Rehabilitation Hospital, Inc.
Terre Haute Rehabilitation Hospital, Inc.

Tyler Rehabilitation Hospital, Inc.
Western Neuro Care, Inc.

By:	/S/ JOHN P. WHITTINGTON
Name:	John P. Whittington
Title:	Authorized Signatory

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Jay Grinney	President and Director (Principal Executive Officer)	May 3, 2007

* John Workman	Vice President and Treasurer (Principal Financial and Accounting Officer)	May 3, 2007

/S/ JOHN P. WHITTINGTON John P. Whittington	Director	May 3, 2007

* By:	/S/ JOHN P. WHITTINGTON
John P. Whittington Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on May 3, 2007.

Beaumont Rehab Associates Limited Partnership
By:	Continental Medical Systems, Inc. and Southeast Texas Rehabilitation Hospital, Inc.
Its:	General Partner

Collin County Rehab Associates Limited Partnership
By:	Rehabilitation Hospital of Plano, Inc.
Its:	General Partner

HEALTHSOUTH Bakersfield Rehabilitation Hospital Limited Partnership
By:	HealthSouth Properties, LLC
Its:	General Partner

HEALTHSOUTH Diagnostic Center of Colorado Springs Limited Partnership
By:	HealthSouth Properties, LLC
Its:	General Partner

HEALTHSOUTH Diagnostic Centers of Tennessee Limited Partnership
By:	DHC Holding Company, Inc.
Its:	General Partner

HEALTHSOUTH Diagnostic Centers of Texas Limited Partnership
By:	DHC Holding Company, Inc.
Its:	General Partner

HEALTHSOUTH Meridian Point Rehabilitation Hospital Limited Partnership
By:	HealthSouth Properties, LLC
Its:	General Partner

HEALTHSOUTH Northern Kentucky Rehabilitation Hospital Limited Partnership
By:	HealthSouth Properties, LLC
Its:	General Partner

HEALTHSOUTH of Ft. Lauderdale Limited Partnership
By:	HealthSouth Real Property Holding, LLC
Its:	General Partner

HEALTHSOUTH of Largo Limited Partnership
By:	HealthSouth Real Property Holding, LLC
Its:	General Partner

HEALTHSOUTH of Sarasota Limited Partnership
By:	HealthSouth Real Property Holding, LLC
Its:	General Partner

HEALTHSOUTH of Tallahassee Limited Partnership
By:	HealthSouth Real Property Holding, LLC
Its:	General Partner

HEALTHSOUTH Rehabilitation Center of New Hampshire, Ltd.
By:	HealthSouth Corporation
Its:	General Partner

HEALTHSOUTH Rehabilitation Hospital of Arlington Limited Partnership
By:	HealthSouth Properties, LLC
Its:	General Partner

HEALTHSOUTH Valley of the Sun Rehabilitation Hospital Limited Partnership
By:	HealthSouth Properties, LLC
Its:	General Partner

Lakeview Rehabilitation Group Partners
By:	HealthSouth Properties, LLC
Its:	General Partner

Northeast Surgery Center, Ltd.
By:	NSC Houston, Inc.
Its:	General Partner

Rehabilitation Hospital of Nevada—Las Vegas, L.P.
By:	Rehabilitation Hospital of Nevada—Las Vegas, Inc.
Its:	General Partner

Southern Arizona Regional Rehabilitation Hospital, L.P.
By:	Continental Rehabilitation Hospital of Arizona, Inc.
Its:	General Partner

Terre Haute Regional Rehabilitation Hospital, L.P.
By:	Terre Haute Rehabilitation Hospital, Inc.
Its:	General Partner

Western Medical Rehab Associates, L.P.
By:	CMS Development & Management
Its:	General Partner

By:	/S/ JOHN P. WHITTINGTON
Name:	John P. Whittington
Title:	Authorized Signatory

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Jay Grinney	President (Principal Executive Officer)	May 3, 2007

* John Workman	Vice President and Treasurer (Principal Financial and Accounting Officer)	May 3, 2007

* By:	/S/ JOHN P. WHITTINGTON
John P. Whittington Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on May 3, 2007.

Advantage Health, LLC HEALTHSOUTH of East Tennessee, LLC
HEALTHSOUTH Properties, LLC HEALTHSOUTH Real Property Holding, LLC
HEALTHSOUTH Rehabilitation Institute of Tucson, LLC
Sarasota LTAC Properties, LLC Rebound, LLC

By:	/S/ JOHN P. WHITTINGTON
Name:	John P. Whittington
Title:	Authorized Signatory

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Jay Grinney	President and Manager (Principal Executive Officer)	May 3, 2007

* John Workman	Vice President and Treasurer (Principal Financial and Accounting Officer)	May 3, 2007

/S/ JOHN P. WHITTINGTON John P. Whittington	Manager	May 3, 2007

* By:	/S/ JOHN P. WHITTINGTON
John P. Whittington Attorney-in-fact

EXHIBIT INDEX

Exhibit Numbers	Description

2.1	Stock Purchase Agreement, dated January 27, 2007, by and between HealthSouth Corporation and Select Medical Systems (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on January 30, 2007).

3.1	Restated Certificate of Incorporation of HealthSouth Corporation, as filed in the Office of the Secretary of State of the State of Delaware on May 21, 1998 (incorporated by reference to Exhibit 3.1 to HealthSouth’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

3.2	Certificate of Amendment to the Restated Certificate of Incorporation of HealthSouth Corporation, as filed in the Office of the Secretary of State of the State of Delaware on October 25, 2006 (incorporated by reference to Exhibit 3.1 to HealthSouth’s Current Report on Form 8-K filed with the SEC on October 31, 2006).

3.3	Amended and Restated By-Laws of HealthSouth Corporation, effective as of September 21, 2006 (incorporated by reference to Exhibit 3.1 to HealthSouth’s Current Report on Form 8-K filed with the SEC on September 27, 2006).

3.4	Amendments to Amended and Restated By-Laws of HealthSouth Corporation, effective as of February 28, 2007 (incorporated by reference to Exhibit 3.1 to HealthSouth’s Current Report on Form 8-K filed with the SEC on March 5, 2007).

3.5	Certificate of Formation of Advantage Health, LLC*

3.6	Limited Liability Company Agreement of Advantage Health, LLC*

3.7	Articles of Organization of Advantage Health Development Corp.

3.8	Bylaws of Advantage Health Development Corp.

3.9	Articles of Incorporation of Advantage Health Harmarville Rehabilitation Corporation

3.10	Bylaws of Advantage Health Harmarville Rehabilitation Corporation

3.13	Sixth Restated Certificate of Incorporation of ASC Network Corporation

3.14	Bylaws of ASC Network Corporation

3.15	Certificate of Incorporation of Baton Rouge Rehab, Inc.

3.16	Amended and Restated Bylaws of Baton Rouge Rehab, Inc.

3.17	Certificate of Limited Partnership of Beaumont Rehab Associates Limited Partnership

3.18	First Amended and Restated Agreement of Limited Partnership of Beaumont Rehab Associates Limited Partnership

3.19	Articles of Incorporation of Chiron, Inc.

3.20	Restated Bylaws of Chiron, Inc.

3.21	Certificate of Incorporation of CMS Development and Management Company, Inc.

3.22	Bylaws of CMS Development and Management Company, Inc.

3.23	Certificate of Incorporation of CMS Jonesboro Rehabilitation, Inc.

Exhibit Numbers	Description

3.24	Bylaws of CMS Jonesboro Rehabilitation, Inc.

3.25	Certificate of Incorporation of CMS Topeka Rehabilitation, Inc.

3.26	Bylaws of CMS Topeka Rehabilitation, Inc.

3.27	Certificate of Limited Partnership of Collin County Rehab Associates Limited Partnership

3.28	First Amended and Restated Agreement of Limited Partnership of Collin County Rehab Associates Limited Partnership

3.29	Certificate of Incorporation of Continental Medical of Arizona, Inc.

3.30	By-laws of Continental Medical of Arizona, Inc.

3.31	Restated Certificate of Incorporation of Continental Medical Systems, Inc.

3.32	Continental Medical Systems, Inc. Bylaws

3.33	Certificate of Incorporation of Continental Rehabilitation Hospital of Arizona, Inc.

3.34	Continental Rehabilitation Hospital of Arizona, Inc. Bylaws

3.35	Certificate of Incorporation of Diagnostic Health Corporation*

3.36	Bylaws of Diagnostic Health Corporation

3.37	Report of a Limited Partnership of HealthSouth Bakersfield Rehabilitation Hospital Limited Partnership

3.38	Agreement and Certificate of Limited Partnership of HealthSouth Bakersfield Rehabilitation Hospital Limited Partnership

3.39	Report of a Limited Partnership of HealthSouth Diagnostic Center of Colorado Springs Limited Partnership

3.40	Certificate and Agreement of Limited Partnership of HealthSouth Diagnostic Center of Colorado Springs Limited Partnership

3.41	Report of a Limited Partnership of HealthSouth Diagnostic Center of Tennessee Limited Partnership

3.42	Agreement and Certificate of Limited Partnership of HealthSouth Diagnostic Center of Tennessee Limited Partnership

3.43	Report of a Limited Partnership of HealthSouth Diagnostic Center of Texas Limited Partnership

3.44	Agreement and Certificate of Limited Partnership of HealthSouth Diagnostic Center of Texas Limited Partnership

3.45	Certificate of Incorporation of HealthSouth Diagnostic Centers, Inc.

3.46	Bylaws of HealthSouth Diagnostic Centers, Inc.

3.49	Certificate of Incorporation of HealthSouth LTAC of Sarasota, Inc.

3.50	Bylaws of HealthSouth LTAC of Sarasota, Inc.

3.51	Articles of Merger of HealthSouth Medical Center, Inc.

Exhibit Numbers	Description

3.52	Bylaws of HealthSouth Medical Center, Inc.

3.53	Report of a Limited Partnership of HealthSouth Meridian Point Rehabilitation Hospital Limited Partnership

3.54	Agreement and Certificate of Limited Partnership of HealthSouth Meridian Point Rehabilitation Hospital Limited Partnership

3.55	Report of a Limited Partnership of HealthSouth Northern Kentucky Rehabilitation Hospital Limited Partnership

3.56	Agreement and Certificate of Limited Partnership of HealthSouth Northern Kentucky Rehabilitation Hospital Limited Partnership

3.57	Certificate of Incorporation of HealthSouth of Alexandria, Inc.

3.58	Bylaws of HealthSouth of Alexandria, Inc.

3.59	Certificate of Incorporation of HealthSouth of Altoona, Inc.

3.60	Bylaws of HealthSouth of Altoona, Inc.

3.61	Certificate of Incorporation of HealthSouth of Austin, Inc.

3.62	Bylaws of HealthSouth of Austin, Inc.

3.63	Certificate of Incorporation of HealthSouth of Charleston, Inc.

3.64	Bylaws of HealthSouth of Charleston, Inc.

3.65	Articles of Incorporation of HealthSouth of Dothan, Inc.

3.66	Bylaws of HealthSouth of Dothan, Inc.

3.67	Certificate of Formation of HealthSouth of East Tennessee, LLC*

3.68	Limited Liability Company Agreement of HealthSouth of East Tennessee, LLC*

3.69	Certificate of Incorporation of HealthSouth of Erie, Inc.

3.70	Bylaws of HealthSouth of Erie, Inc.

3.71	Certificate of Incorporation of HealthSouth of Fort Smith, Inc.

3.72	Bylaws of HealthSouth of Fort Smith, Inc.

3.73	Report of a Limited Partnership of HealthSouth of Ft. Lauderdale Limited Partnership

3.74	Agreement and Certificate of Limited Partnership of HealthSouth of Ft. Lauderdale Limited Partnership

3.75	Certificate of Incorporation of HealthSouth of Henderson, Inc.

3.76	Bylaws of HealthSouth of Henderson, Inc.

3.77	Certificate of Incorporation of HealthSouth of Houston, Inc.

3.78	Bylaws of HealthSouth of Houston, Inc.

3.79	Report of a Limited Partnership of HealthSouth of Largo Limited Partnership

3.80	Agreement and Certificate of Limited Partnership of HealthSouth of Largo Limited Partnership

3.81	Certificate of Incorporation of HealthSouth of Mechanicsburg, Inc.

Exhibit Numbers	Description

3.82	Bylaws of HealthSouth of Mechanicsburg, Inc.

3.83	Certificate of Incorporation of HealthSouth of Midland, Inc.

3.84	Bylaws of HealthSouth of Midland, Inc.

3.85	Certificate of Incorporation of HealthSouth of Montgomery, Inc.

3.86	Bylaws of HealthSouth of Montgomery, Inc.

3.87	Bylaws of HealthSouth of New Mexico, Inc.

3.88	Certificate of Incorporation of HealthSouth of New Mexico, Inc.

3.89	Certificate of Incorporation of HealthSouth of Nittany Valley, Inc.

3.90	Bylaws of HealthSouth of Nittany Valley, Inc.

3.93	Certificate of Incorporation of HealthSouth of Pittsburgh, Inc.

3.94	Bylaws of HealthSouth of Pittsburgh, Inc.

3.95	Certificate of Incorporation of HealthSouth of Reading, Inc.

3.96	Bylaws of HealthSouth of Reading, Inc.

3.97	Certificate of Incorporation of HealthSouth of San Antonio, Inc.

3.98	Bylaws of HealthSouth of San Antonio, Inc.

3.99	Report of a Limited Partnership of HealthSouth of Sarasota Limited Partnership

3.100	Agreement and Certificate of Limited Partnership of HealthSouth of Sarasota Limited Partnership

3.101	Certificate of Incorporation of HealthSouth of Sewickley, Inc.

3.102	Bylaws of HealthSouth of Sewickley, Inc.

3.103	Certificate of Incorporation of HealthSouth of South Carolina, Inc.

3.104	Bylaws of HealthSouth of South Carolina, Inc.

3.105	Certificate of Incorporation of HealthSouth of Spring Hill, Inc.

3.106	Bylaws of HealthSouth of Spring Hill, Inc.

3.107	Report of a Limited Partnership of HealthSouth of Tallahassee Limited Partnership

3.108	Agreement and Certificate of Limited Partnership of HealthSouth of Tallahassee Limited Partnership

3.109	Certificate of Incorporation of HealthSouth of Texarkana, Inc.

3.110	Bylaws of HealthSouth of Texarkana, Inc.

3.111	Articles of Incorporation of HealthSouth of Texas, Inc. (f/k/a Specialty Rehabilitation Centers of Texas, Inc.)

3.112	Bylaws of HealthSouth of Texas, Inc.

3.113	Certificate of Incorporation of HealthSouth of Toms River, Inc.

Exhibit Numbers	Description

3.114	Bylaws of HealthSouth of Toms River, Inc.

3.115	Certificate of Incorporation of HealthSouth of Treasure Coast, Inc.

3.116	Bylaws of HealthSouth of Treasure Coast, Inc.

3.117	Certificate of Incorporation of HealthSouth of Utah, Inc.

3.118	Bylaws of HealthSouth of Utah, Inc.

3.119	Certificate of Incorporation of HealthSouth of York, Inc.

3.120	Bylaws of HealthSouth of York, Inc.

3.121	Certificate of Incorporation of HealthSouth of Yuma, Inc.

3.122	Bylaws of HealthSouth of Yuma, Inc.

3.123	Certificate of Formation of HealthSouth Properties, LLC*

3.124	Limited Liability Company Agreement of HealthSouth Properties, LLC*

3.125	Certificate of Formation of HealthSouth Real Property Holding, LLC*

3.126	Limited Liability Company Agreement of HealthSouth Real Property Holding, LLC*

3.127	Report of a Limited Partnership of HealthSouth Rehabilitation Center of New Hampshire, Ltd

3.128	Agreement and Certificate of Limited Partnership of HealthSouth Rehabilitation Center of New Hampshire, Ltd.

3.129	Articles of Incorporation of HealthSouth Rehabilitation Center, Inc. (f/k/a Pee Dee Regional Health Center, Inc.)

3.130	Bylaws of HealthSouth Rehabilitation Center, Inc.

3.131	Report of a Limited Partnership of HealthSouth Rehabilitation Hospital of Arlington Limited Partnership

3.132	Agreement and Certificate of Limited Partnership of HealthSouth Rehabilitation Hospital of Arlington Limited Partnership

3.133	Certificate of Incorporation of HealthSouth Rehabilitation Hospital of Odessa, Inc.

3.134	Bylaws of HealthSouth of Rehabilitation Hospital of Odessa, Inc.

3.135	Articles of Organization of HealthSouth Rehabilitation Institute of Tucson, LLC

3.136	Amended and Restated Limited Liability Company Agreement of HealthSouth Rehabilitation Institute of Tucson, LLC

3.137	Certificate of Incorporation of HealthSouth S.C. of Portland, Inc.

3.138	Restated Bylaws of HealthSouth S.C. of Portland, Inc.

3.139	Certificate of Incorporation of HealthSouth S.C. of Scottsdale-Bell Road, Inc.

3.140	Bylaws of HealthSouth S.C. of Scottsdale-Bell Road, Inc.

3.141	Articles of Incorporation of HealthSouth Specialty Hospital, Inc.

3.142	Bylaws of HealthSouth Specialty Hospital, Inc.

3.143	Certificate of Incorporation of HealthSouth Sub-Acute Center of Mechanicsburg, Inc.

3.144	Bylaws of HealthSouth Sub-Acute Center of Mechanicsburg, Inc.

3.145	Certificate of Incorporation of HealthSouth Surgery Center of Fairfield, Inc.

Exhibit Numbers	Description

3.146	Bylaws of HealthSouth Surgery Center of Fairfield, Inc.

3.147	Certificate of Incorporation of HealthSouth Surgery Centers-West, Inc.

3.148	Bylaws of HealthSouth Surgery Centers-West, Inc.

3.149	Certificate of Incorporation of HealthSouth Surgical Center of Tuscaloosa, Inc.

3.150	Bylaws of HealthSouth Surgical Center of Tuscaloosa, Inc.

3.151	Report of a Limited Partnership of HealthSouth Valley of the Sun Rehabilitation Hospital Limited Partnership

3.152	Agreement and Certificate of Limited Partnership of HealthSouth Valley of the Sun Rehabilitation Hospital Limited Partnership

3.153	Charter of HSC of Beaumont, Inc.

3.154	Bylaws of HSC of Beaumont, Inc.

3.155	Articles of Incorporation of HVPG of California, Inc.

3.156	Bylaws of HVPG of California, Inc.

3.157	Articles of Incorporation of Lakeland Physicians Medical Building, Inc.

3.158	Bylaws of Lakeland Physicians Medical Building, Inc.

3.159	Articles of Incorporation of Lakeshore System Services of Florida, Inc.

3.160	Bylaws of Lakeshore System Services of Florida, Inc.

3.161	Certificate of Assumed Name of Lakeview Rehabilitation Group Partners

3.162	Partnership Agreement of Lakeview Rehabilitation Group Partners

3.163	Articles of Incorporation of Little Rock-SC, Inc.

3.164	Bylaws of Little Rock-SC, Inc.

3.165	Restated Certificate of Incorporation of National Imaging Affiliates, Inc.

3.166	Amended and Restated Bylaws of National Imaging Affiliates, Inc.

3.167	Restated Certificate of Incorporation of National Surgery Centers, Inc.

3.168	Bylaws of National Surgery Centers, Inc.

3.169	Articles of Incorporation of Neuro Imaging Institute, Inc. (f/k/a Magnetic Resonance Imaging of Brevard, Inc.).

3.170	Bylaws of Neuro Imaging Institute, Inc. (f/k/a Magnetic Resonance Imaging of Brevard, Inc.).

3.171	Articles of Organization of New England Rehabilitation Hospital, Inc.

3.172	Bylaws of New England Rehabilitation Hospital, Inc.

3.173	Articles of Incorporation of New England Rehabilitation Management Co., Inc.

3.174	Bylaws of New England Rehabilitation Management Co., Inc.

3.175	Articles of Incorporation of North Louisiana Rehabilitation Center, Inc.

3.176	Bylaws of North Louisiana Rehabilitation Center, Inc.

3.177	Certificate of Limited Partnership of Northeast Surgery Center, Ltd.*

Exhibit Numbers	Description

3.178	Limited Partnership Agreement of Northeast Surgery Center, Ltd.*

3.179	Certificate of Incorporation of NSC Connecticut, Inc.

3.180	Bylaws of NSC Connecticut, Inc.

3.181	Articles of Incorporation of NSC Houston, Inc.

3.182	Bylaws of NSC Houston, Inc.

3.183	Certificate of Incorporation of NSC Seattle, Inc.

3.184	NSC Seattle, Inc. Bylaws

3.187	Certificate of Formation of Rebound, LLC*

3.188	Limited Liability Company Agreement of Rebound, LLC*

3.189	Certificate of Incorporation of Rehab Concepts Corp.*

3.190	Restated Bylaws of Rehab Concepts Corp.

3.191	Restated Certificate of Incorporation of Rehabilitation Hospital Corporation of America, Inc.

3.192	Bylaws of Rehabilitation Hospital Corporation of America, Inc.

3.193	Certificate of Incorporation of The Rehabilitation Hospital of Colorado Springs, Inc.

3.194	Bylaws of The Rehabilitation Hospital of Colorado Springs, Inc.

3.195	Certificate of Incorporation of Rehabilitation Hospital of Nevada – Las Vegas, Inc.*

3.196	Restated Bylaws of Rehabilitation Hospital of Nevada – Las Vegas, Inc.

3.197	Certificate of Limited Partnership of Rehabilitation Hospital of Nevada – Las Vegas, L.P.

3.198	Agreement of Limited Partnership of Rehabilitation Hospital of Nevada – Las Vegas, L.P.

3.199	Articles of Incorporation of Rehabilitation Hospital of Plano, Inc.

3.200	Bylaws of Rehabilitation Hospital of Plano, Inc.

3.201	Articles of Organization of Rehabilitation Institute of Western Massachusetts, Inc.

3.202	Restated Bylaws of Rehabilitation Institute of Western Massachusetts, Inc.

3.203	Articles of Organization of Sarasota LTAC Properties, LLC

3.204	Operating Agreement of Sarasota LTAC Properties, LLC*

3.205	Certificate of Incorporation of SCA – Roseland, Inc.

3.206	Bylaws of SCA – Roseland, Inc.

3.207	Charter of SCA – Dalton, Inc.

3.208	Bylaws of SCA – Dalton, Inc.

3.209	Charter of SCA – Shelby Development Corp.

3.210	Bylaws of SCA – Shelby Development Corp.

3.211	Certificate of Incorporation of SelectRehab, Inc. (f/k/a CMS Unit Management, Inc.)

Exhibit Numbers	Description

3.212	Amended, Restated Bylaws of SelectRehab, Inc. (f/k/a CMS Unit Management, Inc.)

3.213	Certificate of Incorporation of Sherwood Rehabilitation Hospital, Inc.

3.214	Bylaws of Sherwood Rehabilitation Hospital, Inc.

3.215	Articles of Incorporation of Southeast Texas Rehabilitation Hospital, Inc.

3.216	Bylaws of Southeast Texas Rehabilitation Hospital, Inc.

3.217	Certificate of Limited Partnership of Southern Arizona Regional Rehabilitation Hospital, L.P.

3.218	Agreement of Limited Partnership of Southern Arizona Regional Rehabilitation Hospital, L.P.

3.219	Certificate of Incorporation of Surgery Center Holding Corporation

3.220	Bylaws of Surgery Center Holding Corporation

3.221	Restated Certificate of Incorporation of Surgical Care Affiliates, Inc.

3.222	Bylaws of Surgical Care Affiliates, Inc.

3.223	Restated Certificate of Incorporation of Surgical Health Corporation

3.224	Bylaws of Surgical Health Corporation

3.225	Certificate of Incorporation of Surgicare of Huntsville, Inc.

3.226	Bylaws of Surgicare of Huntsville, Inc.

3.227	Articles of Incorporation of Surgicare of Laguna Hills, Inc.

3.228	Bylaws of Surgicare of Laguna Hills, Inc.

3.229	Articles of Incorporation of Tarrant County Rehabilitation Hospital, Inc.

3.230	Bylaws of Tarrant County Rehabilitation Hospital, Inc.

3.231	Certificate of Limited Partnership of Terre Haute Regional Rehabilitation Hospital, L.P.

3.232	Agreement of Limited Partnership of Terre Haute Regional Rehabilitation Hospital, L.P.

3.233	Certificate of Incorporation of Terre Haute Rehabilitation Hospital, Inc. (f/k/a CMS Work-Able of Fresno, Inc.)

3.234	Bylaws of Terre Haute Rehabilitation Hospital, Inc. (f/k/a CMS Work-Able of Fresno, Inc.)

3.235	Articles of Incorporation of Tyler Rehabilitation Hospital, Inc.

3.236	Bylaws of Tyler Rehabilitation Hospital, Inc.

3.237	Certificate of Limited Partnership of Western Medical Rehab Associates, L.P.

3.238	Limited Partnership Agreement of Western Medical Rehab Associates, L.P.*

3.239	Certificate of Incorporation of Western Neuro Care, Inc.

3.240	Bylaws of Western Neuro Care, Inc.

4.1	Indenture, dated as of June 14, 2006, among HealthSouth Corporation, the Subsidiary Guarantors (as defined therein) and The Bank of Nova Scotia Trust Company of New York, as trustee, relating to $375,000,000 aggregate principal amount of Floating Rate Senior Notes due 2014 (incorporated by reference to Exhibit 4.1 to HealthSouth’s Current Report on Form 8-K, filed with the SEC on June 16, 2006).

Exhibit Numbers	Description

4.2	Indenture, dated as of June 14, 2006, among HealthSouth Corporation, the Subsidiary Guarantors (as defined therein) and The Bank of Nova Scotia Trust Company of New York, as trustee, relating to $625,000,000 aggregate principal amount of 10.75% Senior Notes due 2016 (incorporated by reference to Exhibit 4.2 to HealthSouth’s Current Report on Form 8-K, filed with the SEC on June 16, 2006).

4.3	Registration Rights Agreement, dated as of June 14, 2006, among HealthSouth Corporation, the Subsidiary Guarantors (as defined therein) and the Initial Purchasers (as defined therein), relating to the $625,000,000 aggregate principal amount of 10.75% Senior Notes due 2016 and the $375,000,000 aggregate principal amount of Floating Rate Senior Notes due 2014 (incorporated by reference to Exhibit 4.3 to HealthSouth’s Current Report on Form 8-K, filed with the SEC on June 16, 2006).

4.4.1	Indenture, dated as of June 22, 1998, between HealthSouth Corporation and PNC Bank, National Association, as trustee, relating to HealthSouth’s 6.875% Senior Notes due 2005 and 7.0% Senior Notes due 2008 (incorporated by reference to Exhibit 4.1.1 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

4.4.2	Officer’s Certificate pursuant to Sections 2.3 and 11.5 of the Indenture, dated as of June 22, 1998, between HealthSouth Corporation and PNC Bank, National Association, as trustee, relating to HealthSouth’s 6.875% Senior Notes due 2005 and 7.0% Senior Notes due 2008 (incorporated by reference to Exhibit 4.1.2 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

4.4.3	Instrument of Resignation, Appointment and Acceptance, dated as of April 9, 2003, among HealthSouth Corporation, J.P. Morgan Trust Company, National Association (successor in interest to PNC Bank, National Association), as resigning trustee, and Wilmington Trust Company, as successor trustee, relating to HealthSouth’s 6.875% Senior Notes due 2005 and 7.0% Senior Notes due 2008 (incorporated by reference to Exhibit 4.1.3 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

4.4.4	First Supplemental Indenture, dated as of June 24, 2004, to the Indenture, dated as of June 22, 1998, between HealthSouth Corporation and Wilmington Trust Company, as successor trustee to J.P. Morgan Trust Company, National Association (successor in interest to PNC Bank, National Association), relating to HealthSouth’s 7.0% Senior Notes due 2008 (incorporated by reference to Exhibit 99.3 to HealthSouth’s Current Report on Form 8-K filed on June 25, 2004).

4.4.5	Second Supplemental Indenture, dated as of February 15, 2006, to the Indenture, dated as of June 22, 1998, between HealthSouth Corporation and Wilmington Trust Company, as successor trustee to J.P. Morgan Trust Company, National Association (successor in interest to PNC Bank, National Association), relating to HealthSouth’s 7.0% Senior Notes due 2008 (incorporated by reference to Exhibit 4.3 to HealthSouth’s Current Report on Form 8-K filed on February 17, 2006).

4.5.1	Indenture, dated as of September 25, 2000, between HealthSouth Corporation and The Bank of New York, as trustee, relating to HealthSouth’s 10.750% Senior Subordinated Notes due 2008 (incorporated by reference to Exhibit 4.2.1 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

4.5.2	Instrument of Resignation, Appointment and Acceptance, dated as of May 8, 2003, among HealthSouth Corporation, The Bank of New York, as resigning trustee, and HSBC Bank USA, as successor trustee, relating to HealthSouth’s 10.750% Senior Subordinated Notes due 2008 (incorporated by reference to Exhibit 4.2.2 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

Exhibit Numbers	Description

4.5.3	Amendment to Indenture, dated as of August 27, 2003, to the Indenture dated as of September 25, 2000 between HealthSouth Corporation and HSBC Bank USA, as successor trustee to The Bank of New York, relating to HealthSouth’s 10.750% Senior Subordinated Notes due 2008 (incorporated by reference to Exhibit 4.2.3 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

4.5.4	Second Supplemental Indenture, dated as of May 14, 2004, to the Indenture dated as of September 25, 2000 between HealthSouth Corporation and HSBC Bank USA, as successor trustee to The Bank of New York, relating to HealthSouth’s 10.750% Senior Subordinated Notes due 2008 (incorporated by reference to Exhibit 99.2 to HealthSouth’s Current Report on Form 8-K filed on May 24, 2004).

4.5.5	Third Supplemental Indenture, dated as of February 15, 2006, to the Indenture dated as of September 25, 2000 between HealthSouth Corporation and HSBC Bank USA, as successor trustee to The Bank of New York, relating to HealthSouth’s 10.750% Senior Subordinated Notes due 2008 (incorporated by reference to Exhibit 4.4 to HealthSouth’s Current Report on Form 8-K filed on February 17, 2006).

4.6.1	Indenture, dated as of February 1, 2001, between HealthSouth Corporation and The Bank of New York, as trustee, relating to HealthSouth’s 8.500% Senior Notes due 2008 (incorporated by reference to Exhibit 4.3.1 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

4.6.2	Amendment to Indenture, dated as of August 27, 2003, to the Indenture dated as of February 1, 2001 between HealthSouth Corporation and The Bank of New York, as trustee, relating to HealthSouth’s 8.500% Senior Notes due 2008 (incorporated by reference to Exhibit 4.3.2 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

4.6.3	Second Supplemental Indenture, dated as of May 14, 2004, to the Indenture dated as of February 1, 2001 between HealthSouth Corporation and The Bank of New York, as trustee, relating to HealthSouth’s 8.500% Senior Notes due 2008 (incorporated by reference to Exhibit 99.1 to HealthSouth’s Current Report on Form 8-K filed on May 24, 2004).

4.6.4	Third Supplemental Indenture, dated as of February 15, 2006, to the Indenture dated as of February 1, 2001 between HealthSouth Corporation and The Bank of New York, as trustee, relating to HealthSouth’s 8.500% Senior Notes due 2008 (incorporated by reference to Exhibit 4.1 to HealthSouth’s Current Report on Form 8-K filed on February 17, 2006).

4.7.1	Indenture, dated as of September 28, 2001, between HealthSouth Corporation and National City Bank, as trustee, relating to HealthSouth’s 7.375% Senior Notes due 2006 and 8.375% Senior Notes due 2011 (incorporated by reference to Exhibit 4.4.1 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

4.7.2	Instrument of Resignation, Appointment and Acceptance, dated as of April 9, 2003, among HealthSouth Corporation, National City Bank, as resigning trustee, and Wilmington Trust Company, as successor trustee, relating to HealthSouth’s 7.375% Senior Notes due 2006 and 8.375% Senior Notes due 2011 (incorporated by reference to Exhibit 4.4.2 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

4.7.3	Amendment to Indenture, dated as of August 27, 2003, to the Indenture dated as of September 28, 2001 between HealthSouth Corporation and Wilmington Trust Company, as successor trustee to National City Bank, relating to HealthSouth’s 7.375% Senior Notes due 2006 and 8.375% Senior Notes due 2011 (incorporated by reference to Exhibit 4.4.3 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

Exhibit Numbers	Description

4.7.4	Second Supplemental Indenture, dated as of June 24, 2004, to the Indenture, dated as of September 28, 2001, between HealthSouth Corporation and Wilmington Trust Company, as successor trustee to National City Bank, relating to HealthSouth’s 7.375% Senior Notes due 2006 (incorporated by reference to Exhibit 99.2 to HealthSouth’s Current Report on Form 8-K filed on June 25, 2004).

4.7.5	Third Supplemental Indenture, dated as of February 15, 2006, to the Indenture, dated as of September 28, 2001, between HealthSouth Corporation and Wilmington Trust Company, as successor trustee to National City Bank, relating to HealthSouth’s 7.375% Senior Notes due 2006 (incorporated by reference to Exhibit 4.2 to HealthSouth’s Current Report on Form 8-K filed on February 17, 2006).

4.7.6	Second Supplemental Indenture, dated as of June 24, 2004, to the Indenture, dated as of September 28, 2001, between HealthSouth Corporation and Wilmington Trust Company, as successor trustee to National City Bank, relating to HealthSouth’s 8.375% Senior Notes due 2011 (incorporated by reference to Exhibit 99.4 to HealthSouth’s Current Report on Form 8-K filed on June 25, 2004).

4.7.7	Third Supplemental Indenture, dated as of February 15, 2006, to the Indenture, dated as of September 28, 2001, between HealthSouth Corporation and Wilmington Trust Company, as successor trustee to National City Bank, relating to HealthSouth’s 8.375% Senior Notes due 2011 (incorporated by reference to Exhibit 4.6 to HealthSouth’s Current Report on Form 8-K filed on February 17, 2006).

4.8.1	Indenture, dated as of May 22, 2002, between HealthSouth Corporation and The Bank of Nova Scotia Trust Company of New York, as trustee, relating to HealthSouth’s 7.625% Senior Notes due 2012 (incorporated by reference to Exhibit 4.5.1 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

4.8.2	Amendment to Indenture, dated as of August 27, 2003, to the Indenture dated as of May 22, 2002 between HealthSouth Corporation and The Bank of Nova Scotia Trust Company of New York, as trustee, relating to HealthSouth’s 7.625% Senior Notes due 2012 (incorporated by reference to Exhibit 4.5.2 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

4.8.3	First Supplemental Indenture, dated as of June 24, 2004, to the Indenture dated as of May 22, 2002 between HealthSouth Corporation and The Bank of Nova Scotia Trust Company of New York, as trustee, relating to HealthSouth’s 7.625% Senior Notes due 2012 (incorporated by reference to Exhibit 99.5 to HealthSouth’s Current Report on Form 8-K filed on June 25, 2004).

4.8.4	Second Supplemental Indenture, dated as of February 15, 2006, to the Indenture dated as of May 22, 2002 between HealthSouth Corporation and The Bank of Nova Scotia Trust Company of New York, as trustee, relating to HealthSouth’s 7.625% Senior Notes due 2012 (incorporated by reference to Exhibit 4.5 to HealthSouth’s Current Report on Form 8-K filed on February 17, 2006).

4.9	Registration Rights Agreement, dated February 28, 2006, between HealthSouth and the purchasers party to the Securities Purchase Agreement, dated February 28, 2006, re: HealthSouth’s sale of 400,000 shares of 6.50% Series A Convertible Perpetual Preferred Stock (incorporated by reference to Exhibit 4.8 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on March 29, 2006).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the validity of the securities being registered.*

10.1	Stipulation of Partial Settlement dated as of September 26, 2006, by and among HealthSouth Corporation, the stockholder lead plaintiffs named therein, the bondholder lead plaintiff named therein and the individual settling defendants named therein (incorporated by reference to Exhibit 10.1 to HealthSouth’s Current Report on Form 8-K filed on September 27, 2006).

Exhibit Numbers	Description

10.2	Settlement Agreement and Policy Release dated as of September 25, 2006, by and among HealthSouth Corporation, the settling individual defendants named therein and the settling carriers named therein (incorporated by reference to Exhibit 10.2 to HealthSouth’s Current Report on Form 8-K filed on September 27, 2006).

10.3	Stipulation of Settlement with Certain Individual Defendants dated as of September 25, 2006, by and among HealthSouth Corporation, plaintiffs named therein and the individual settling defendants named therein (incorporated by reference to Exhibit 10.3 to HealthSouth’s Current Report on Form 8-K filed on September 27, 2006).

10.4	HealthSouth Corporation Transitional Severance Plan – Executive Employees (incorporated by reference to Exhibit 10.1 to HealthSouth’s Current Report on Form 8-K filed on October 24, 2006).

10.5	HealthSouth Corporation Transitional Severance Plan – Corporate Office Employees (incorporated by reference to Exhibit 10.2 to HealthSouth’s Current Report on Form 8-K filed on October 24, 2006).

10.6	Non-Prosecution Agreement, dated May 17, 2006, between HealthSouth and the United States Department of Justice (incorporated by reference to Exhibit 10.2 to HealthSouth’s Quarterly Report on Form 10-Q filed on August 14, 2006).

10.7	Amended Class Action Settlement Agreement, dated March 6, 2006, with representatives of the plaintiff class relating to the action consolidated on July 2, 2003, captioned In Re HealthSouth Corp. ERISA Litigation, No. CV-03-BE-1700 (N.D. Ala.) (incorporated by reference to Exhibit 10.5.1 to HealthSouth’s Quarterly Report on Form 10-Q filed on May 15, 2006).

10.8	First Addendum to the Amended Class Action Settlement Agreement, dated April 11, 2006 (incorporated by reference to Exhibit 10.5.2 to HealthSouth’s Quarterly Report on Form 10-Q filed on May 15, 2006).

10.9	Consent and Waiver No. 1, dated February 15, 2006, to the Senior Subordinated Credit Agreement, dated as of January 16, 2004, among HealthSouth Corporation, the lenders party thereto and Credit Suisse (formerly known as Credit Suisse First Boston), as Administrative Agent and Syndication Agent (incorporated by reference to Exhibit 10.1.4 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on March 29, 2006).

10.10.1	Senior Subordinated Credit Agreement, dated as of January 16, 2004, among HealthSouth Corporation, the lenders party thereto, and Credit Suisse First Boston, as Administrative Agent and Syndication Agent (incorporated by reference to Exhibit 10.1 to HealthSouth’s Current Report on Form 8-K filed on January 20, 2004).

10.10.2	Warrant Agreement, dated as of January 16, 2004, between HealthSouth Corporation and Wells Fargo Bank Northwest, N.A., as Warrant Agent (incorporated by reference to Exhibit 10.2 to HealthSouth’s Current Report on Form 8-K filed on January 20, 2004).

10.10.3	Registration Rights Agreement, dated as of January 16, 2004, among HealthSouth Corporation and the entities listed on the signature pages thereto as Holders of Warrants and Transfer Restricted Securities (incorporated by reference to Exhibit 10.3 to HealthSouth’s Current Report on Form 8-K filed on January 20, 2004).

10.11.1	Amended and Restated Credit Agreement, dated as of March 21, 2005, among HealthSouth Corporation, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, Wachovia Bank, National Association, as Syndication Agent, and Deutsche Bank Trust Company Americas, as Documentation Agent (incorporated by reference to Exhibit 10.1 to HealthSouth’s Current Report on Form 8-K filed on March 22, 2005).

Exhibit Numbers	Description

10.11.2	Collateral and Guarantee Agreement dated as of March 21, 2005, between HealthSouth Corporation and JPMorgan Chase Bank, N.A., as Collateral Agent (incorporated by reference to Exhibit 10.2 to HealthSouth’s Current Report on Form 8-K filed on March 22, 2005).

10.11.3	Waiver, dated as of February 16, 2006 and effective as of February 22, 2006, to the Amended and Restated Credit Agreement dated as of March 21, 2005, among HealthSouth Corporation, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 10.2.3 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on March 29, 2006).

10.12.1	Term Loan Agreement, dated as of June 15, 2005, among HealthSouth Corporation, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citicorp North America, Inc., as Syndication Agent, and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. as Co-Lead Arrangers and Joint Bookrunners (incorporated by reference to Exhibit 10 to HealthSouth’s Current Report on Form 8-K filed on June 15, 2005).

10.12.2	Amendment and Waiver No. 1, dated February 15, 2006, to the Term Loan Agreement, dated as of June 15, 2005, among HealthSouth Corporation, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citicorp North America, Inc., as Syndication Agent, and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. as Co-Lead Arrangers and Joint Bookrunners (incorporated by reference to Exhibit 10.3.2 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on March 29, 2006).

10.13.1	Lease Agreement, dated as of December 27, 2001, between State Street Bank and Trust Company of Connecticut, National Association, as Owner Trustee for Digital Hospital Trust 2001-1, and HealthSouth Medical Center, Inc (incorporated by reference to Exhibit 10.5.1 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

10.13.2	Participation Agreement, dated as of December 27, 2001, among HealthSouth Medical Center, Inc., HealthSouth Corporation, State Street Bank and Trust Company of Connecticut, National Association, as Owner Trustee for Digital Hospital Trust 2001-1, the various banks and other lending institutions which are parties thereto from time to time as Holders and Lenders, and First Union National Bank (incorporated by reference to Exhibit 10.5.2 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on March 29, 2006).

10.14	Amended Class Action Settlement Agreement, dated July 25, 2005, with representatives of the plaintiff class relating to the action consolidated on July 2, 2003, captioned In Re Healthsouth Corp. ERISA Litigation, No. CV-03-BE-1700 (N.D. Ala.) (incorporated by reference to Exhibit 10.3.4 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

10.15.1	HealthSouth Corporation 2004 Amended and Restated Director Incentive Plan (incorporated by reference to Exhibit 10.12.1 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on March 29, 2006).

10.15.2	Form of Restricted Stock Unit Agreement (2004 Amended and Restated Director Incentive Plan) (incorporated by reference to Exhibit 10.12.2 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on March 29, 2006).

10.16	HealthSouth Corporation Change in Control Benefits Plan (incorporated by reference to Exhibit 10 to HealthSouth’s Current Report on Form 8-K filed November 14, 2005).

10.17	HealthSouth Corporation Amended and Restated 1993 Consultants Stock Option Plan (incorporated by reference to Exhibit 10.6 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

Exhibit Numbers	Description

10.18.1	HealthSouth Corporation 1995 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.7.1 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

10.18.2	Form of Non-Qualified Stock Option Agreement (1995 Stock Option Plan) (incorporated by reference to Exhibit 10.7.2 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

10.19.1	HealthSouth Corporation 1997 Stock Option Plan (incorporated by reference to Exhibit 10.8.1 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

10.19.2	Form of Non-Qualified Stock Option Agreement (1997 Stock Option Plan) (incorporated by reference to Exhibit 10.8.2 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

10.20.1	HealthSouth Corporation 1998 Restricted Stock Plan (incorporated by reference to Exhibit 10.9.1 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

10.20.2	Form of Restricted Stock Agreement (1998 Restricted Stock Plan) (incorporated by reference to Exhibit 10.9.2 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

10.21	HealthSouth Corporation 1999 Executive Equity Loan Plan (incorporated by reference to Exhibit 10.10 to HealthSouth Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004).

10.22	HealthSouth 1999 Exchange Stock Option Plan (incorporated by reference to Exhibit 10.22 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on March 1, 2007).

10.23.1	HealthSouth Corporation 2002 Non-Executive Stock Option Plan (incorporated by reference to Exhibit 10.23.1 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

10.23.2	Form of Non-Qualified Stock Option Agreement (2002 Non-Executive Stock Option Plan) (incorporated by reference to Exhibit 10.11.2 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

10.24	HealthSouth Corporation Executive Deferred Compensation Plan (incorporated by reference to Exhibit 10.13 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

10.25	HealthSouth Corporation Employee Stock Benefit Plan, as amended (incorporated by reference to Exhibit 10.14 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

10.26	Employment Agreement, dated as of May 3, 2004, between HealthSouth Corporation and Jay F. Grinney (incorporated by reference to Exhibit 10.15 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

10.27	Employment Agreement, dated as of June 30, 2004, between HealthSouth Corporation and Michael D. Snow (incorporated by reference to Exhibit 10.16 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

10.28	Employment Agreement, dated as of September 3, 2004, between HealthSouth Corporation and John L. Workman (incorporated by reference to Exhibit 10.1 to HealthSouth’s Current Report on Form 8-K filed on September 10, 2004).

Exhibit Numbers	Description

10.29.1	Employment Agreement, dated as of February 1, 2004, between HealthSouth Corporation and John Markus (incorporated by reference to Exhibit 10.18.1 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

10.29.2	Amendment 1, dated as of April 14, 2004, to Employment Agreement, dated as of February 1, 2004, between HealthSouth Corporation and John Markus (incorporated by reference to Exhibit 10.18.2 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

10.30	Employment Agreement, dated April 19, 2006, between HealthSouth Corporation and Diane L. Munson (incorporated by reference to Exhibit 10.1 to HealthSouth’s Quarterly Report on Form 10-Q filed on August 14, 2006).

10.31	Employment Agreement, dated as of September 27, 2004, between HealthSouth Corporation and Mark J. Tarr (incorporated by reference to Exhibit 10.2 to HealthSouth’s Current Report on Form 8-K filed on October 12, 2004).

10.32	Employment Agreement, dated as of March 1, 2005, between HealthSouth Corporation and Joseph T. Clark (incorporated by reference to Exhibit 10.1 to HealthSouth’s Current Report on Form 8-K filed on February 8, 2005).

10.33	Employment Agreement, dated as of March 1, 2005, between HealthSouth Corporation and James C. Foxworthy (incorporated by reference to Exhibit 10.2 to HealthSouth’s Current Report on Form 8-K filed on February 8, 2005).

10.34	Form of Indemnity Agreement entered into between HealthSouth Corporation and the directors of HealthSouth (incorporated by reference to Exhibit 10.31 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

10.35	Form of letter agreement with former directors (incorporated by reference to Exhibit 10.32 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on June 27, 2005).

10.36	Written description of Senior Management Bonus Program (incorporated by reference to Item 1.01 to HealthSouth’s Current Report on Form 8-K filed on April 11, 2005).

10.37.1	Written description of HealthSouth Corporation Key Executive Incentive Program (incorporated by reference to Item 1.01 to HealthSouth’s Current Report on Form 8-K filed on November 21, 2005).

10.37.2	Form of Key Executive Incentive Award Agreement (Key Executive Incentive Program) (incorporated by reference to Exhibit 10.35.2 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on March 29, 2006).

10.38	HealthSouth Corporation 2005 Equity Incentive Plan (incorporated by reference to Exhibit 10 to HealthSouth’s Current Report on Form 8-K, filed on November 21, 2005).

10.39	Form of Non-Qualified Stock Option Agreement (2005 Equity Incentive Plan) (incorporated by reference to Exhibit 10.36.2 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on March 29, 2006).

10.40	Written description of amendment to Annual Compensation to non-employee directors of HealthSouth Corporation (incorporated by reference to Item 1.01 to HealthSouth’s Current Report on Form 8-K filed on February 27, 2006).

10.41	Settlement Agreement, dated as of December 30, 2004, by and among HealthSouth Corporation, the United States of America, acting through the entities named therein and certain other parties named therein (incorporated by reference to Exhibit 10.1 to HealthSouth’s Current Report on Form 8-K filed on January 5, 2005).

Exhibit Numbers	Description

10.42	Administrative Settlement Agreement, dated as of December 30, 2004, by and among the United States Department of Health and Human Services acting through the Centers for Medicare & Medicaid Services and its officers and agents, including, but not limited to, its fiscal intermediaries, and HealthSouth Corporation (incorporated by reference to Exhibit 10.3 to HealthSouth’s Current Report on Form 8-K filed on January 5, 2005).

10.43	Corporate Integrity Agreement, dated as of December 30, 2004, by and among the Office of Inspector General of the Department of Health and Human Services and HealthSouth Corporation (incorporated by reference to Exhibit 10.2 to HealthSouth’s Current Report on Form 8-K filed on January 5, 2005).

10.44.1	Consent of Defendant HealthSouth Corporation, dated June 1, 2005, in the lawsuit captioned Securities and Exchange Commission v. HealthSouth Corporation and Richard M. Scrushy, CV-03-J-0615-S (incorporated by reference to Exhibit 99.2 to HealthSouth’s Current Report on Form 8-K filed on June 8, 2005).

10.44.2	Form of Final Judgment as to Defendant HealthSouth Corporation in the lawsuit captioned Securities and Exchange Commission v. HealthSouth Corporation and Richard M. Scrushy, CV-03-J-0615-S (incorporated by reference to Exhibit 99.3 to HealthSouth’s Current Report on Form 8-K filed on June 8, 2005).

10.45	Securities Purchase Agreement, dated February 28, 2006, between HealthSouth and the purchasers party thereto re: the sale of 400,000 shares of 6.50% Series A Convertible Perpetual Preferred Stock (incorporated by reference to Exhibit 10.41 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on March 29, 2006).

10.46	Commitment Letter, dated February 2, 2006, from JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Citicorp North America, Inc., Citigroup Global Markets Inc., Merrill Lynch Capital Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 10.1 to HealthSouth’s Current Report on Form 8-K filed on February 3, 2006).

10.47	Credit Agreement, dated March 10, 2006, by and among HealthSouth, the lenders party thereto, JPMorgan Chase Bank, N.A., as the administrative agent and the collateral agent, Citicorp North America, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as co-syndication agents; and Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P. and Wachovia Bank, National Association, as co-documentation agents (incorporated by reference to Exhibit 10.1 to HealthSouth’s Current Report on Form 8-K filed on March 16, 2006).

10.48	Collateral and Guarantee Agreement, dated as of March 10, 2006, by and among HealthSouth, certain of the Company’s subsidiaries and JPMorgan Chase Bank, N.A., as collateral agent (incorporated by reference to Exhibit 10.2 to HealthSouth’s Current Report on Form 8-K filed on March 16, 2006).

10.49	Interim Loan Agreement, dated March 10, 2006, by and among HealthSouth and certain of the Company’s subsidiaries, the lenders party thereto, Merrill Lynch Capital Corporation, as administrative agent, Citicorp North America, Inc. and JPMorgan Chase Bank, N.A., as co-syndication agents; and Deutsche Bank AG Cayman Islands Branch, Goldman Sachs Credit Partners L.P. and Wachovia Bank, National Association, as co-documentation agents (incorporated by reference to Exhibit 10.3 to HealthSouth’s Current Report on Form 8-K filed on March 16, 2006).

10.50.1	Asset Purchase Agreement, dated as of July 20, 2005, by and among HealthSouth Corporation, HealthSouth Medical Center, Inc., and The Board of Trustees of The University of Alabama (incorporated by reference to Exhibit 10.37.1 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on March 29, 2006).

Exhibit Numbers	Description

10.50.2	Amended and Restated Asset Purchase Agreement, dated as of December 31, 2005, by and among HealthSouth Corporation, HealthSouth Medical Center, Inc., and The Board of Trustees of The University of Alabama (incorporated by reference to Exhibit 10.37.2 to HealthSouth Corporation’s Annual Report on Form 10-K filed with the SEC on March 29, 2006).

11.1	Statement of PricewaterhouseCoopers LLP regarding Computation of per Share Earnings (incorporated by reference to Exhibit 11.1 to our Annual Report on Form 10-K for the year ended December 31, 2006).

12.1	Computation of Ratios (incorporated by reference to Exhibit 12 to our Form 10-K/A filed with the SEC on March 22, 2007).

21.1	List of Subsidiaries of HealthSouth Corporation (incorporated by reference to Exhibit 21 to HealthSouth’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 1, 2007).

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.*

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in the opinion of Skadden, Arps, Slate, Meagher & Flom LLP filed as Exhibit 5.1 hereto).*

24.1	Power of Attorney (previously filed on signature page hereto).

25.1	Form T-1 Statement of Eligibility of The Bank of Nova Scotia Trust Company of New York to act as Trustee under the Indenture.

99.1	Form of Letter of Transmittal.

99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.3	Form of Letter to Clients.

*	Filed herewith.